Exhibit 99.1

Item 6.	Selected Financial Data

The following table sets forth our selected financial information. The selected operating data and balance sheet data have been extracted from our consolidated financial statements for each of the periods presented and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto included elsewhere in this Annual Report on Form 10-K.

(In thousands, except per share data)	As of and for the Years Ended December 31,
	2012	2011	2010	2009	2008

Operating data (1):
Room rentals and other hotel services (2)	$63,160	$59,657	$58,874	$57,276	$63,594

Net earnings (loss) from continuing operations	(10,228)	(6,184)	(4,882)	(3,889)	1,186
Discontinued operations	8	(11,293)	(5,720)	(23,636)	6,073

Net earnings (loss)	(10,220)	(17,477)	(10,602)	(27,525)	7,259
Noncontrolling interest	10	32	17	130	(603)

Net earnings (loss) attributable to controlling interests	(10,210)	(17,445)	(10,585)	(27,395)	6,656
Preferred stock dividends	(3,169)	(1,474)	(1,474)	(1,474)	(1,160)
Net earnings (loss) available to common shareholders	(13,379)	(18,919)	(12,059)	(28,869)	5,496

EBITDA (3)	11,078	1,575	10,116	(3,260)	34,021

Adjusted EBITDA (3)	17,063	15,997	18,573	19,968	30,508

FFO (5)	(2,253)	3,933	6,571	7,256	15,147

Adjusted FFO (5)	(1,766)	4,057	6,649	7,256	15,202

Weighted average number of shares outstanding:
basic	2,885	2,872	2,820	2,706	2,605

diluted for EPS calculation	2,885	2,872	2,820	2,706	2,605

diluted for FFO per share calculation	2,885	2,872	2,820	2,706	2,793

Net earnings per common share from continuing operations - basic	(4.64)	(2.66)	(2.25)	(1.93)	(0.22)

Net earnings per common share from discontinued operations - basic	—	(3.93)	(2.03)	(8.74)	2.33

Net earnings per common share basic	(4.64)	(6.59)	(4.28)	(10.67)	2.11

Net earnings per common share diluted	(4.64)	(6.59)	(4.28)	(10.67)	2.11

FFO per share - basic	(0.78)	1.37	2.33	2.68	5.82

Adjusted FFO per share - basic	(0.61)	1.41	2.36	2.68	5.84

FFO per share - diluted	(0.78)	1.37	2.33	2.68	5.67

Adjusted FFO per share - diluted	(0.61)	1.41	2.36	2.68	5.69

Total assets	201,847	221,172	256,644	274,395	321,477
Total debt	132,821	165,845	175,010	189,513	202,806
Net cash flow:
Provided by operating activities	3,789	2,865	7,672	6,101	20,605
Provided (used) by investing activities	7,017	8,147	6,865	12,025	(22,558)
Provided (used) by financing activities	(10,194)	(11,066)	(14,632)	(18,410)	1,499

Dividends per share (6)	—	—	—	—	3.70

(In thousands, except per share data)		As of and for the Years Ended December 31,
	2012	2011	2010	2009	2008
Reconciliation of Weighted average number of shares for EPS diluted to FFO diluted:
EPS diluted shares	2,885	2,872	2,820	2,706	2,605
Common stock issuable upon exercise or conversion of:
Series A Preferred Stock (7)	—	—	—	—	188

FFO diluted shares	2,885	2,872	2,820	2,706	2,793

RECONCILIATION OF NET EARNINGS (LOSS) TO ADJUSTED EBITDA
Net earnings (loss) available to common shareholders	$(13,379)	$(18,919)	$(12,059)	$(28,869)	$5,496
Interest, including discontinued operations	10,060	12,402	12,224	13,015	13,848
Income tax expense (benefit), including discontinued operations (4)	5,610	(1,904)	(1,757)	(1,647)	(305)
Depreciation and amortization, including discontinued operations	8,787	9,996	11,708	14,241	14,982

EBITDA	11,078	1,575	10,116	(3,260)	34,021
Noncontrolling interest	(10)	(32)	(17)	(130)	603
Net gain on disposition of assets	(7,833)	(1,452)	(1,276)	(2,264)	(5,581)
Impairment	10,172	14,308	8,198	24,148	250
Preferred stock dividend	3,169	1,474	1,474	1,474	1,160
Unrealized loss on derivatives	247	—	—	—	—
Acquisition expense	240	124	78	—	55

Adjusted EBITDA	$17,063	$15,997	$18,573	$19,968	$30,508

RECONCILIATION OF NET EARNINGS (LOSS) TO FFO
Net earnings (loss) available to common shareholders	$(13,379)	$(18,919)	$(12,059)	$(28,869)	$5,496
Depreciation and amortization, including discontinued operations	8,787	9,996	11,708	14,241	14,982
Net gain on disposition of continuing and discontinued assets	(7,833)	(1,452)	(1,276)	(2,264)	(5,581)
Impairment	10,172	14,308	8,198	24,148	250

FFO available to common shareholders	$(2,253)	$3,933	$6,571	$7,256	$15,147

Unrealized loss on derivatives	$247	$—	$—	$—	$—
Acquisitions expense	240	124	78	—	55

Adjusted FFO	$(1,766)	$4,057	$6,649	$7,256	$15,202

(1)	Revenues for all periods exclude revenues from hotels sold or classified as held for sale, which are classified in discontinued operations in the statements of operations.
(2)	Hotel revenues include room and other revenues from the operations of the hotels.
(3)	EBITDA and Adjusted EBITDA are financial measures that are not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We calculate EBITDA and Adjusted EBITDA by adding back to net earnings (loss) available to common shareholders certain non-operating expenses and non-cash charges which are based on historical cost accounting and we believe may be of limited significance in evaluating current performance. We believe these adjustments can help eliminate the accounting effects of depreciation and amortization and financing decisions and facilitate comparisons of core operating profitability between periods, even though EBITDA and Adjusted EBITDA also does not represent an amount that accrues directly to common shareholders. In calculating Adjusted EBITDA, we add back noncontrolling interest, net (gain) loss on disposition of assets, preferred stock dividends and acquisition expenses, which are cash charges. We also add back impairment and unrealized gain or loss on derivatives, which are non-cash charges.

EBITDA and Adjusted EBITDA do not represent cash generated from operating activities determined by GAAP and should not be considered as alternatives to net income, cash flow from operations or any other operating performance measure prescribed by GAAP. EBITDA and Adjusted EBITDA are not measures of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to make cash distributions. Neither do the measurements reflect cash expenditures for long-term assets and other items that have been and will be incurred. EBITDA and Adjusted EBITDA may include funds that may not be available for management’s discretionary use due to functional requirements to conserve funds for capital expenditures, property acquisitions, and other commitments and uncertainties. To compensate for this, management considers the impact of these excluded items to the extent they are material to operating decisions or the evaluation of our operating performance. EBITDA and Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies.

(4)	Income tax (benefit) including discontinued operations for 2012 includes an income tax valuation allowance expense of $6,337.
(5)	FFO and Adjusted FFO (“AFFO”) are non-GAAP financial measures. We consider FFO and AFFO to be market accepted measures of an equity REIT’s operating performance, which are necessary, along with net earnings (loss), for an understanding of our operating results. FFO, as defined under the National Association of Real Estate Investment Trusts (NAREIT) standards, consists of net income computed in accordance with GAAP, excluding gains (or losses) from sales of real estate assets, plus depreciation and amortization of real estate assets. We believe our method of calculating FFO complies with the NAREIT definition. AFFO is FFO adjusted to exclude either gains or losses on derivative liabilities, which are noncash charges against income, and which do not represent results from our core operations. AFFO also adds back acquisition costs. FFO and AFFO do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO and AFFO should not be considered as alternatives to net income (loss) (computed in accordance with GAAP) as an indicator of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. All REITs do not calculate FFO and AFFO in the same manner; therefore, our calculation may not be the same as the calculation of FFO and AFFO for similar REITs.

We use FFO and AFFO as performance measures to facilitate a periodic evaluation of our operating results relative to those of our peers. We consider FFO and AFFO to be useful additional measures of performance for an equity REIT because they facilitate an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which assume that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, we believe that FFO and AFFO provide a meaningful indication of our performance.

(6)	Represents dividends declared by us. The 2008 fourth quarter dividend of $0.64 was paid in February 2009, and was reported as a component of 2009 dividend payments for income tax purposes (representing $0.424 capital gain distribution and $0.216 nondividend distribution).
(7)	The conversion rights of the Series A preferred stock were cancelled as of February 20, 2009.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

Forward-Looking Statements

Certain information both included and incorporated by reference in this management’s discussion and analysis and other sections of this Form 10-K may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements are based on assumptions that management has made in light of experience in the business in which we operate, as well as management’s perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. These statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond our control) and assumptions. Management believes that these forward-looking statements are based on reasonable assumptions.

Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative thereof or other variations thereon or comparable terminology. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: economic conditions generally and the real estate market specifically, legislative/regulatory changes (including changes to laws governing the taxation of real estate investment trusts), availability of capital, risks associated with debt financing, interest rates, competition, supply and demand for hotel rooms in our current and proposed market areas, policies and guidelines applicable to real estate investment trusts and other risks and uncertainties described herein, and in our filings with the SEC from time to time. These risks and uncertainties should be considered in evaluating any forward-looking statements contained or incorporated by reference herein. We caution readers not to place undue reliance on any forward-looking statements included in this report which speak only as of the date of this report.

Overview

We are a self-administered REIT, and through our subsidiaries, we owned 86 limited service hotels in 22 states at December 31, 2012. Our hotels operate under several national franchise and independent brands.

Our significant events for 2012 include:

•	We completed a $30 million sale to Real Estate Strategies, L.P. of our Series C convertible preferred stock and warrants to purchase shares of our common stock;

•	We acquired a Hilton Garden Inn in Dowell, Maryland (100 rooms) for $11.5 million, excluding closing costs and fees;

•	We sold 15 hotels for gross proceeds of $25.5 million and used the net proceeds primarily to pay off the underlying loans;

•	We successfully refinanced $31.5 million of our debt which matured in 2012, including our $28.2 million Greenwich Capital loan;

•

As of December 31, 2012, we had 29 hotels classified as held for sale with a total net book value of $47.6 million. Gross proceeds from the sales are expected to be $55.2 million, and net proceeds will be used to pay off the underlying loans with remaining cash used to reduce short term borrowings; and

•	Non cash impairment charges of $10.2 million were booked against hotel properties.

We conduct our business through a traditional umbrella partnership REIT, or UPREIT, in which our hotel properties are owned by our operating partnerships, Supertel Limited Partnership and E&P Financing Limited Partnership, limited partnerships, limited liability companies or other subsidiaries of our operating partnerships. We currently own, indirectly, an approximate 99% general partnership interest in Supertel Limited Partnership and a 100% partnership interest in E&P Financing Limited Partnership.

The discussion that follows is based primarily on our consolidated financial statements as of December 31, 2012 and 2011, and results of operations for the years ended December 31, 2012, 2011 and 2010, and should be read along with the consolidated financial statements and related notes.

Adjustments to Previously Filed Financial Statements

As of December 31, 2012, the Company had 22 hotels classified as held for sale. Subsequent to year end, the Company classified an additional seven hotels as held for sale, bringing the total hotels held for sale to 29. The Company has reflected the results of operations as discontinued operations, and investment in hotels and debt as held for sale for the 29 hotels for all periods presented. The impact of these changes was to increase (decrease) losses from continuing operations by approximately $(1,031,000), $(2,051,000) and $28,000 for the years ended 2012, 2011 and 2010, respectively, compared to the previously filed financial statements.

On August 14, 2013, the Company effected a one-for-eight reverse split of the Company’s common stock. Amounts for the Company’s outstanding common stock, common stock options and other equity awards and to the Company’s equity compensation plans, and the voting rights and conversion price of the Company’s 6.25% Series C Cumulative Convertible Preferred Stock and the exercise price and number of outstanding Company warrants exercisable for the purchase of common stock and the outstanding limited partnership units of the Company’s operating partnership have been retroactively adjusted herein to reflect the one-for-eight reverse split. The reverse split had no effect on the Company’s reported net income or loss, net income or loss applicable to common shareholders, or funds from operations.

Same Store Revenue Per Available Room (“RevPAR”), Average Daily Rate (“ADR”), and Occupancy

The following table presents our RevPAR, ADR and Occupancy by region for 2012, 2011 and 2010 respectively. The comparisons of same store operations are for 56* hotels owned as of January 1, 2011. Same store calculations exclude 29 properties which are held for sale, and one property which was acquired during the second quarter of 2012 and therefore was not owned by the Company throughout each of the periods presented.

	2012			2011			2010
Region	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR
Mountain	35.81	68.5%	52.27	32.05	63.8%	50.23	$31.75	65.0%	$48.85
West North Central	32.59	63.4%	51.38	31.65	63.8%	49.58	30.24	63.7%	47.48
East North Central	37.48	59.1%	63.41	36.54	57.5%	63.50	37.70	62.2%	60.61
Middle Atlantic	44.67	73.2%	61.06	43.52	75.3%	57.83	41.43	71.1%	58.30
South Atlantic	43.37	66.5%	65.18	42.51	65.5%	64.91	40.21	63.9%	62.93
East South Central	41.24	62.1%	66.38	40.66	62.0%	65.62	41.55	65.1%	63.86
West South Central	23.74	51.4%	46.17	28.17	61.2%	46.02	32.99	70.4%	46.88

Total Same Store Hotels	$37.23	63.1%	$59.00	$36.47	63.0%	$57.93	$35.97	64.2%	$56.02

South Atlantic Acquisitions	85.90	69.8%	123.03	—	0.0%	—	—	0.0%	—

Total Acquisitions	$85.90	69.8%	$123.03	$—	0.0%	$—	$—	0.0%	$—

Total continuing operations	$37.89	63.2%	$59.96	$36.47	63.0%	$57.93	$35.97	64.2%	$56.02

States included in the Regions
Mountain	Idaho and Montana
West North Central	Iowa, Kansas, Missouri, Nebraska and South Dakota
East North Central	Indiana and Wisconsin
Middle Atlantic/New England	Pennsylvania
South Atlantic	Florida, Georgia, Maryland, North Carolina, Virginia and West Virginia
East South Central	Kentucky and Tennessee
West South Central	Arkansas and Louisiana

*	The following properties have been moved from the same store portfolio during the reporting period and classified as held for sale:

Louisville, KY Comfort Suites	Atlanta, GA (Pine Street) Savannah Suites
Omaha, NE Sleep Inn	Augusta, GA Savannah Suites
Louisville, KY Sleep Inn	Chamblee, GA Savannah Suites
Fredericksburg, VA (South) Days Inn	Greenville, SC Savannah Suites
Shreveport, LA Days Inn	Jonesboro, GA Savannah Suites
Fort Madison, IA Super 8	Savannah, GA Savannah Suites
Jefferson City, MO Super 8	Stone Mountain, GA Savannah Suites
Shawano, WI Super 8
Ellenton, FL Guesthouse Inn

Our RevPAR, ADR and Occupancy, by franchise affiliation, for 2012, 2011 and 2010 were as follows:

	2012			2011			2010
Brand	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR
Select Service
Upper Midscale
Comfort Inn/ Comfort Suites	45.58	65.3%	69.81	44.25	64.0%	69.12	43.15	65.0%	66.36
Other Upper Midscale (1)	57.05	73.2%	77.98	55.23	72.0%	76.66	50.19	69.1%	72.66

Total Upper Midscale	$47.11	66.3%	$71.01	$45.71	65.1%	$70.24	$44.09	65.6%	$67.24

Midscale
Quality Inn	33.88	47.1%	71.95	29.49	43.9%	67.18	37.69	53.2%	70.79
Baymont Inn	28.26	54.2%	52.09	24.90	44.3%	56.16	26.93	49.6%	54.34

Total Midscale	$31.92	49.6%	$64.37	27.88	44.0%	63.30	33.95	52.0%	65.34

Economy
Days Inn	32.02	60.8%	52.65	32.86	62.4%	52.68	33.79	63.7%	53.00
Super 8	31.06	62.7%	49.58	30.71	63.4%	48.47	30.12	64.7%	46.55
Other Economy (2)	59.26	65.8%	90.01	54.45	64.0%	85.08	48.42	60.3%	80.35

Total Economy	$32.17	62.3%	$51.67	$32.00	63.1%	$50.70	$31.65	64.3%	$49.22

Total Upper Midscale/Midscale/Economy	$37.23	63.1%	$59.00	$36.47	63.0%	$57.93	$35.97	64.2%	$56.02

Total Same Store	$37.23	63.1%	$59.00	$36.47	63.0%	$57.93	$35.97	64.2%	$56.02

Upscale Acquisitions
Hilton Garden Inn	$85.90	69.8%	$123.03	$—	0.0%	$—	$—	0.0%	$—

Total Upscale Acquisitions	$85.90	69.8%	$123.03	$—	0.0%	$—	$—	0.0%	$—

Total continuing operations	$37.89	63.2%	$59.96	$36.47	63.0%	$57.93	$35.97	64.2%	$56.02

(1)	Includes Hampton and Independent brands
(2)	Includes Key West Inns and Independent brands

Key Performance Indicators

Earnings Before Interest, Taxes, Depreciation, Amortization, Noncontrolling Interest and Preferred Stock Dividends

The Company’s EBITDA for the three years ending December 31, 2012, 2011, and 2010 was $11.1 million, $1.6 million and $10.1 million, respectively. Adjusted EBITDA for the three years ending December 31, 2012, 2011, and 2010 was $17.1 million, $16.0 million and $18.6 million, respectively.

Please refer to Item 6. Selected Financial Data for a reconciliation of EBITDA and Adjusted EBITDA.

Funds from Operations

The Company’s funds from operations (“FFO”) for the three years ending December 31, 2012, 2011, and 2010 was $(2.3) million, $3.9 million and $6.6 million, respectively. The Company’s Adjusted FFO for the three years ending December 31, 2012, 2011, and 2010 was $(1.8) million, $4.1 million and $6.6 million, respectively. Diluted FFO per share and diluted Adjusted FFO per share are computed after adjusting the numerator and denominator of the basic computation for the effects of any dilutive potential common shares outstanding during the period. The Company’s outstanding warrants to purchase common stock, stock options, Series C convertible preferred stock, and restricted stock would be antidilutive and are not included in the dilution computation. 11,424 Preferred Operating Units are also not included in the dilution computation.

Please refer to Item 6. Selected Financial data for a reconciliation of FFO and adjusted FFO.

Net Operating Income

NOI is one of the performance indicators the Company uses to assess and measure operating results. The Company believes that NOI is a useful additional measure of operating performance of its hotels because it provides a measure of core operations that is unaffected by depreciation, amortization, financing and general and administrative expense. NOI is also an important performance measure used to determine the amount of the management fees paid by the Company to the operators of its hotels.

NOI is a non-GAAP measure, and is not necessarily indicative of available earnings and should not be considered an alternative to Earnings Before Net Gain (Loss) on Dispositions of Assets, Other Income, Interest Expense and Income Taxes. NOI is reconciled to Earnings Before Net Gain (Loss) on Dispositions of Assets, Other Income, Interest Expense and Income Taxes as follows (dollars in thousands):

	Twelve months ended December 31,
	2012	2011
Earnings Before Net Gains (Losses) on Dispositions of Assets, Other Income, Interest Expense, and Income Taxes	$4,866	$3,710
Add back:
Acquisition, termination expense	240	124
General and administrative	3,908	3,884
Depreciation and amortization	7,020	7,002
Hotel operating revenue - discontinued	32,190	38,250
Hotel operating expenses - discontinued	(27,356)	(32,606)
Other expenses *	10,314	11,025

NOI	$31,182	$31,389

*	Other Expenses include both continuing and discontinued operations for Management Fees, Bonus Wages, Insurance, Real Estate and Personal property taxes, and miscellaneous expenses.

Property Operating Income

POI is a non-GAAP financial measure, and should not be considered as an alternative to loss from continuing operations or loss from discontinued operations, net of tax. The Company believes that the presentation of hotel property operating results (POI) is helpful to investors, and represents a more useful description of its core operations, as it better communicates the comparability of its hotels’ operating results for all of the company’s hotel properties.

POI from continuing operations is reconciled to net loss as follows (in thousands):

	Twelve months ended December 31,
	2012	2011
Net loss	$(10,220)	$(17,477)
Depreciation and amortization, including discontinued operations	8,787	9,996
Net gain on disposition of assets, including discontinued operations	(7,833)	(1,452)
Other income	144	(107)
Interest expense, including discontinued operations	10,060	12,402
General and administrative expense	3,908	3,934
Acquisition expense	240	124
Impairment losses	10,172	14,308
Termination cost	—	540
Income tax expense (benefit), including discontinued operations	5,610	(1,904)
Room rentals and other hotel services - discontinued operations	(32,190)	(38,250)
Hotel and property operations expense - discontinued operations	27,356	32,606

POI - continuing operations	$16,034	$14,720

POI from discontinued operations is reconciled to loss from discontinued operations, net of tax, as follows (in thousands):

	Twelve months ended December 31,
	2012	2011

Gain (loss) from discontinued operations	$8	$(11,293)
Depreciation and amortization from discontinued operations	1,767	2,994
Net gain on disposition of assets from discontinued operations	(7,830)	(312)
Interest expense from discontinued operations	4,015	6,134
General and administrative expense from discontinued operations	—	50
Impairment losses from discontinued operations	7,702	9,785
Income tax benefit from discontinued operations	(828)	(1,714)

POI - discontinued operations	$4,834	$5,644

Results of Operations

Comparison of the year ended December 31, 2012 to the year ended December 31, 2011

Operating results are summarized as follows for the years ended December 31 (table in thousands):

	2012			2011			Continuing
	Continuing	Discontinued		Continuing	Discontinued		Operations
	Operations	Operations	Total	Operations	Operations	Total	Variance
Revenues	$63,160	$32,190	$95,350	$59,657	$38,250	$97,907	$3,503
Hotel and property operations expenses	(47,126)	(27,356)	(74,482)	(44,937)	(32,606)	(77,543)	(2,189)
Interest expense	(6,045)	(4,015)	(10,060)	(6,268)	(6,134)	(12,402)	223
Depreciation and amortization expense	(7,020)	(1,767)	(8,787)	(7,002)	(2,994)	(9,996)	(18)
General and administrative expenses	(3,908)	—	(3,908)	(3,884)	(50)	(3,934)	(24)
Acquisition, termination expense	(240)	—	(240)	(124)	—	(124)	(116)
Termination costs	—	—	—	(540)	—	(540)	540
Impairment losses	(2,470)	(7,702)	(10,172)	(4,523)	(9,785)	(14,308)	2,053
Net gains on dispositions of assets	3	7,830	7,833	1,140	312	1,452	(1,137)
Other income	(144)	—	(144)	107	—	107	(251)
Income tax benefit (expense)	(6,438)	828	(5,610)	190	1,714	1,904	(6,628)

	$(10,228)	$8	$(10,220)	$(6,184)	$(11,293)	$(17,477)	$(4,044)

The hotel industry made considerable progress during 2012, with demand continuing to outpace supply, and RevPAR increasing over the prior year, according to data from Smith Travel Research. The Company’s ADR for the same store portfolio was up 1.8% from the prior year, with occupancy up 0.2%. The overall result was a rise in RevPAR of 2.1%. We refer to our entire portfolio as select service hotels which we further describe as upscale hotels, upper midscale hotels, midscale hotels, economy hotels and extended stay hotels. Results for our same store portfolio are presented above in Item 7 under Same Store Revenue Per Available Room (“RevPAR”), Average Daily Rate (“ADR”) and Occupancy.

Revenues and Operating Expenses

Loss from continuing operations for the twelve months ended December 31, 2012 was $(10.2) million, compared to loss from continuing operations of $(6.2) million for 2011. After recognition of discontinued operations, noncontrolling interests and dividends for preferred stock shareholders, the net loss attributable to common shareholders was $(13.4) million or $(4.64) per diluted share, for the year ended December 31, 2012, compared to net loss attributable to common shareholders of $(18.9) million or $(6.59) per diluted share for 2011.

During 2012 revenues from continuing operations rose $3.5 million or 5.9% compared to 2011. Of this $2.2 million was due to the purchase of a Hilton Garden Inn during the second quarter of 2012. The additional increase is due to improved ADR.

Hotel and property operations expenses from continuing operations for the year ended 2012 increased $2.2 million or 4.9 percent. The majority of the expense variance was due to the acquisition mentioned above.

Interest Expense, Depreciation and Amortization Expense and General and Administration Expense

Interest expense from continuing operations decreased by $0.2 million, due primarily to declining principal balances. The depreciation and amortization expense from continuing operations increased negligibly for 2012 over 2011. The general and administration expense from continuing operations for 2012 remained essentially flat.

Impairment Losses

In 2012 we had $2.5 million of impairment losses in continuing operations and $7.7 million of impairment losses in discontinued operations for the year. In 2011 we had $4.5 million of impairment losses in continuing operations and $9.8 million of impairment losses in discontinued operations for the year. Discontinued operations consist of hotels held for sale at December 31, 2012 or sold during 2011 or 2012. See Note 6 in the footnotes to the consolidated financial statements for additional information including a discussion of our impairment analysis of our hotel assets.

Dispositions

In 2012, the $7.8 million of net gains on disposition of assets consists primarily of gains realized on nine property sales. In 2011, the $1.1 million of net gains on dispositions of assets in continuing operations is primarily related to the sale of the corporate office building. The $0.3 million in discontinued operations in 2011 is due mainly to the gain on the sale of Wichita North.

Income Tax

The income tax expense from continuing operations is the net result of the benefit related to the taxable loss from our taxable REIT subsidiary, the TRS Lessee, offset by a $6.3 million increase in the tax valuation allowance. Management believes the federal and state income tax rate for the TRS Lessee will be approximately 38%. The income tax benefit (expense) will vary based on the taxable earnings or loss of the TRS Lessee, a C corporation.

The income tax expense from continuing operations increased by approximately $6.6 million during 2012 compared to the year ago period. This is primarily the result of a $6.3 million tax valuation allowance determined as of December 31, 2012, in addition to an increased benefit resulting from a loss in continuing operations by the TRS Lessee in 2012. See Note 8 in the footnotes to the consolidated financial statements for additional information including a discussion of our tax valuation allowance.

Comparison of the year ended December 31, 2011 to the year ended December 31, 2010

Operating results are summarized as follows for the years ended December 31 (table in thousands):

	2011			2010			Continuing
	Continuing	Discontinued		Continuing	Discontinued		Operations
	Operations	Operations	Total	Operations	Operations	Total	Variance
Revenues	$59,657	$38,250	$97,907	$58,874	$43,506	$102,380	$783
Hotel and property operations expenses	(44,937)	(32,606)	(77,543)	(43,970)	(36,523)	(80,493)	(967)
Interest expense	(6,268)	(6,134)	(12,402)	(6,505)	(5,719)	(12,224)	237
Depreciation and amortization expense	(7,002)	(2,994)	(9,996)	(7,853)	(3,855)	(11,708)	851
General and administrative expenses	(3,884)	(50)	(3,934)	(3,365)	(71)	(3,436)	(519)
Acquisition, termination expense	(124)	—	(124)	(78)	—	(78)	(46)
Termination costs	(540)	—	(540)	—	—	—	(540)
Impairment losses	(4,523)	(9,785)	(14,308)	(2,147)	(6,051)	(8,198)	(2,376)
Net gains (losses) on dispositions of asset	1,140	312	1,452	(30)	1,306	1,276	1,170
Other income	107	—	107	122	—	122	(15)
Income tax benefit	190	1,714	1,904	70	1,687	1,757	120

	$(6,184)	$(11,293)	$(17,477)	$(4,882)	$(5,720)	$(10,602)	$(1,302)

The hotel industry experienced some recovery in 2011, with industry demand outpacing supply. The Company’s ADR for the same store portfolio increased 3.4%, while occupancy dropped 1.9%, for a net RevPAR increase of 1.4% to $36.47. We refer to our entire portfolio as select service hotels which we further describe as upscale hotels, upper midscale hotels, midscale hotels, economy hotels and extended stay hotels. Results for our same store portfolio are presented above in Item 7 under Same Store Revenue Per Available Room (“RevPAR”), Average Daily Rate (“ADR”) and Occupancy.

Revenues and Operating Expenses

Revenues from continuing operations for the twelve months ended December 2011 increased $0.8 million or 1.3%. The variance was caused by the increase in ADR overcoming the decrease in occupancy.

During the twelve months ended December 31, 2011, hotel and property operations expenses from continuing operations increased by $1.0 million or 2.2 percent. The variance was primarily caused by increases in the cost of franchise-related expenses, payroll and utilities.

Loss from continuing operations for the twelve months ended December 31, 2011 reflected $(6.2) million, compared to net loss of $(4.9) million for 2010. After recognition of discontinued operations, noncontrolling interest and dividends for preferred stock shareholders, the net loss attributable to common shareholders reflected $(18.9) million or $(6.59) per diluted share, for the year ended December 31, 2011, compared to $(12.1) million or $(4.28) per diluted share for 2010.

Interest Expense, Depreciation and Amortization Expense and General and Administration Expense

Interest expense from continuing operations decreased slightly by $0.2 million. The depreciation expense from continuing operations decreased $0.9 million for 2011 over 2010. The general and administration expense from continuing operations for 2011 increased $0.5 million or 15.4 percent compared to 2010. The primary drivers for this increase are an increase in salaries and wages due to additional employees and increased legal fees due to management company changes and release of costs associated with discontinued equity programs.

Impairment Losses

See the discussion above regarding impairment charges for 2011. For 2010, we recorded an impairment charge of $2.1 million on a hotel in continuing operations, and $6.1 million on hotels in discontinued operations, ten of which were subsequently sold.

Dispositions

In 2011 we recognized net gains of approximately $1.1 million on the disposition of assets in continuing operations primarily related to the sale of the corporate office building. Discontinued operations in 2010 included gains of $1.4 million on properties sold in 2010, offset by $0.1 million of net losses on assets held for sale.

Income Tax

The income tax benefit (expense) from continuing operations is related to the taxable loss (earnings) from our taxable REIT subsidiary, the TRS Lessee. Management believes the federal and state income tax rate for the TRS Lessee will be approximately 38%. The tax benefit (expense) is a result of TRS Lessee’s losses for the year ended December 31, 2011 and 2010. The income tax benefit (expense) will vary based on the taxable loss (earnings) of the TRS Lessee, a C corporation.

The income tax benefit from continuing operations increased by approximately $0.1 million during 2011 compared to the prior period’s expense, due to a loss from continuing operations by the TRS Lessee in 2011.

Liquidity and Capital Resources

Our income and ability to meet our debt service obligations, and make distributions to our shareholders, depends upon the operations of the hotels being conducted in a manner that maintains or increases revenue, or reduces expenses, to generate sufficient hotel operating income for TRS Lessee to pay the hotels’ operating expenses, including management fees and rents to us. We depend on rent payments from TRS Lessee to pay our operating expenses and debt service and to make distributions to shareholders.

The Company’s operating performance, as well as its liquidity position, has been and continues to be negatively affected by current economic conditions, many of which are beyond our control. The Company anticipates that these adverse economic conditions are likely to continue for a period of time but could abate somewhat over the next year; however, in addition to our operating performance, the other sources described below will be essential to our liquidity and financial position.

Our business requires continued access to adequate capital to fund our liquidity needs. In February 2012, the Company issued 3 million shares of Series C convertible preferred stock which provided $28.6 million of net proceeds. The Company agreed to use $20 million to pursue hospitality acquisitions, as well as an additional $5 million to pursue hospitality acquisitions within a reasonable period thereafter. We have used $6.6 million to purchase a hotel and remain committed to use $18.4 for hospitality acquisitions. As of February 28, 2013, we also have used $6.9 million for debt repayment and for operational funds from the proceeds committed to hospitality acquisitions, and we intend to replace these funds so that they are ultimately available for acquisitions. Each year the Company reviews its entire portfolio, identifies properties considered non-core and develops timetables for disposal of those assets deemed non-core. We focus on improving our liquidity through cash generating asset sales and disposition of assets that are not generating cash at levels consistent with our investment principles.

In 2013, our foremost priorities continue to be preserving and generating capital sufficient to fund our liquidity needs. Given the deterioration and uncertainty in the economy and financial markets, management believes that access to conventional sources of capital will be challenging and management has planned accordingly. We are also working to proactively address challenges to our short-term and long-term liquidity position.

The following are the expected actual and potential sources of liquidity, which if realized we currently believe will be sufficient to fund our near and long-term obligations:

•	Cash and cash equivalents;

•	Cash generated from operations;

•	Proceeds from asset dispositions;

•	Proceeds from additional secured or unsecured debt financings; and/or

•	Proceeds from public or private issuances of debt or equity securities.

The Company has significant indebtedness with Great Western Bank maturing before the end of the year; two term loans totaling $14.1 million and a $12.5 million revolving line of credit with a current balance of $2.5 million, all of which mature in June 2013. The Company believes the debt will be refinanced with the existing lender on acceptable terms. If we are not successful in negotiating the refinancing of this debt or finding alternate sources of financing in a difficult borrowing environment, we will be unable to meet the Company’s near-term liquidity requirements.

These above sources are essential to our liquidity and financial position, and we cannot assure you that we will be able to successfully access them (particularly in the current economic environment). If we are unable to generate cash from these sources, we may have liquidity-related capital shortfalls and will be exposed to default risks. The significant issues with access to the liquidity sources identified above could lead to our insolvency.

In the near-term, the Company’s cash flow from operations is not projected to be sufficient to meet all of our liquidity needs. In response, management has identified non-core assets in our portfolio to be liquidated over a one to ten year period. Among the criteria for determining properties to be sold was the potential upside when hotel fundamentals return to stabilized levels. The 29 properties held for sale as of December 31, 2012 were determined to be less likely to participate in increased cash flow levels when markets do improve. As such, we expect these dispositions to help us (1) preserve cash, through potential disposition of properties with current or projected negative cash flow and/or other potential near-term cash outlay requirements (including debt maturities) and (2) generate cash, through the potential disposition of strategically identified non-core assets that we believe have equity value above debt.

We are actively marketing the 29 properties held for sale, which we anticipate will result in the elimination of an estimated $39.5 million of debt. We have had significant interest in many of our 29 held for sale properties. However, some of the markets have experienced a decrease in expected pricing. If this trend continues to worsen, we may be unable to complete the disposition of identified properties in a manner that would generate cash flow in line with management’s estimates as noted above. Our ability to dispose of these assets is impacted by a number of factors. Many of these factors are beyond our control, including general economic conditions, availability of financing and interest rates. In light of the current economic conditions, we cannot predict:

•	whether we will be able to find buyers for identified assets at prices and/or other terms acceptable to us;

•	whether potential buyers will be able to secure financing; and

•	the length of time needed to find a buyer and to close the sale of a property.

As our debt matures, our principal payment obligations also present significant future cash requirements. We expect lenders will continue to maintain tight lending standards, which could make it more difficult for us to obtain future credit facilities or loans on terms similar to the terms of our current credit facilities and loans or to obtain long-term financing on favorable terms or at all.

We may not be able to successfully extend, refinance or repay our debt due to a number of factors, including decreased property valuations, limited availability of credit, tightened lending standards and challenging economic conditions. Historically, extending or refinancing loans has required the payment of certain fees to, and expenses of, the applicable lenders. Any future extensions or refinancing will likely require increased fees due to tightened lending practices. These fees and cash flow restrictions will affect our ability to fund other liquidity uses. In addition, the terms of the extensions or refinancing may include operational and financial covenants significantly more restrictive than our current debt covenants.

The Company is required to meet various financial covenants required by its existing lenders. If the Company’s future financial performance fails to meet these financial covenants, then its lenders also have the ability to take control of its encumbered hotel assets. Defaults with lenders due to failure to repay or refinance debt when due or failure to comply with financial covenants could also result in defaults under our facilities with Great Western Bank and GE Franchise Finance Commercial LLC (“GE”). Our Great Western Bank and GE facilities contain cross-default provisions which would allow Great Western Bank and GE to declare a default and accelerate our indebtedness to them if we default on our other loans, and such default would permit that lender to accelerate our indebtedness under any such loan. If this were to happen, whether due to failure to repay or refinance debt when due or failure to comply with financial covenants, the Company’s ability to conduct business could be severely impacted as there can be no assurance that the adequacy and timeliness of cash flow would be available to meet the Company’s liquidity requirements. Should the Company be unable to maintain compliance with financial covenants, we will be required to obtain waivers or, where allowed, cure the violation through additional principal payments. There is no assurance that the Company will be able to obtain waivers, if needed. Although the Company believes we will have sufficient funds to make additional principal payments, if required, there is no guarantee that the necessary money will be available. The Company has in the past obtained waivers and modifications of its financial covenants with certain of its lenders in order to avoid defaults; however, there is no certainty that the Company could obtain waivers or modifications in the future, if the need arises.

The Company did not declare a common stock dividend during 2011 or 2012. The Company will monitor requirements to maintain its REIT status and will routinely evaluate the dividend policy. The Company intends to continue to meet its dividend requirements to retain its REIT status.

Sources and Uses of Cash

At December 31, 2012, available cash was $0.9 million and the Company’s available borrowing capacity on the Great Western Bank $11.5 million revolver was $9.0 million. In January 2013, the borrowing capacity on the Great Western Bank revolver was increased to $12.5 million. The Company projects that at December 31, 2012 cash flows from operations, the Great Western Bank revolver and the sources identified above will be sufficient to meet both short term and long term liquidity requirements.

We completed a private offering of 3.0 million shares of Series C convertible preferred stock in February 2012. Net proceeds of the offering, less expenses, were approximately $28.6 million. We agreed to use $20 million of the net proceeds to pursue hospitality acquisitions which are consistent with the investment strategy of the Company’s Board of Directors, as well as an additional $5 million to pursue hospitality acquisitions within a reasonable period thereafter. In February 2012, a portion of the net proceeds were used to pay down the Great Western Bank revolver to $0. $6.6 million of the net proceeds have been used in the acquisition of a 100 room Hilton Garden Inn in Dowell, Maryland in May 2012.

On March 29, 2012, our loan facilities with GE were amended to, among other things, require a principal prepayment of $7 million on or before December 31, 2012. A $1.1 million note payable to GE was also due on December 31, 2012. A $3.8 million draw from the Great Western Bank revolver and $4.3 million from the sale of unencumbered hotels were used to make these payments to GE on December 31, 2012.

Hotel revenues and operating results are greater in the second and third quarters than in the first and fourth quarters. As a result, we may have to enter into short-term borrowings in our first and fourth quarters in order to offset these fluctuations in revenues. The Company borrowed an aggregate of $2.1 million from the Great Western Bank revolver for operating funds in January and February 2013.

The Great Western Bank revolver is a source of funds for our obligation to IRSA to use proceeds from the sale of the Series C convertible preferred stock for hospitality acquisitions. The borrowings from the Great Western Bank revolver for the GE debt payments on December 31, 2012 and for operational funds in January and February 2013 were made with IRSA’s consent. The Company anticipates additional borrowings from the Great Western Bank revolver with IRSA’s consent for operational funds through the balance of the first quarter 2013 until revenues and operating results improve as expected in the second quarter of 2013. We have agreed with IRSA to replace those funds when we are able to do so, so that the replacement funds can be available for hospitality acquisitions. In January 2013 a portion of these funds were replaced with the $1.0 million increase in the Great Western Bank revolver and the payment of $3.0 million on the Great Western Bank revolver with proceeds from a loan on previously unencumbered hotels and the sale of hotels.

Short term outflows include monthly operating expenses, estimated annual debt service of $13.5 million, and payment of dividends on Series A and Series B preferred stock, and Series C convertible preferred stock. Our long-term liquidity requirements consist primarily of the costs of renovations and other non-recurring capital expenditures that need to be made periodically with respect to hotel properties, $16.5 million of scheduled debt repayments to Great Western Bank and funds for acquisitions.

We have budgeted to increase our spending on capital improvements from $5.7 million in 2012 to $8.0 million on our existing hotels during 2013. The increase in capital expenditures is a result of complying with brand mandated improvements and initiating projects that we believe will generate a return on investment as we enter a period of anticipated recovery in the lodging sector.

In addition, management has identified noncore assets in our portfolio to be liquidated over a one to ten year period. We project that proceeds from anticipated property sales during 2013, net of expenses and debt repayment, of $4.0 million will be available for the Company’s cash needs. We project that our operating cash flow, Great Western Bank revolver and the sources identified above will be sufficient to satisfy all of our liquidity and other capital needs for 2013. However, if we are not successful in negotiating the refinancing of the Company’s debt or finding alternative sources of financing in a difficult borrowing environment, we will be unable to meet the Company’s near-term liquidity requirements.

Financing

On March 29, 2011, we entered into an equity distribution agreement with JMP Securities LLC (“JMP”) pursuant to which we may offer and sell up to 250,000 shares of common stock from time to time through JMP. Sales of shares of the Company common stock, if any, under the agreement may be made in negotiated transactions or other transactions that are deemed to be “at the market” offerings, including sales made directly on the Nasdaq Global Market or sales made to or through a market maker other than on an exchange. The common stock will be sold pursuant to our registration statement on Form S-3 (333-170756). During the year ended December 31, 2012 no shares were issued.

At December 31, 2012, we had long-term debt of $93.4 million associated with assets held for use, consisting of notes and mortgages payable, with a weighted average term to maturity of 4.1 years and a weighted average interest rate of 5.7%. The weighted average fixed rate was 6.1%, and the weighted average variable rate was 4.2%. Debt held on properties in continuing operations is classified as held for use. Debt is classified as held for sale if the properties collateralizing it are included in discontinued operations. Debt associated with assets held for sale is classified as a short-term liability due within the next year irrespective of whether the notes and mortgages evidencing such debt mature within the next year. Aggregate annual principal payments on debt associated with assets held for use for the next five years and thereafter, and debt associated with assets held for sale, are as follows (in thousands):

	2012
	Held For Sale	Held For Use	TOTAL
2013	$39,461	$15,915	$55,376
2014	—	3,352	3,352
2015	—	14,989	14,989
2016	—	3,303	3,303
2017	—	43,517	43,517
Thereafter	—	12,284	12,284

	$39,461	$93,360	$132,821

2013 Maturities

At December 31, 2012, we had $55.4 million of principal due in 2013. Of this amount, $19.7 million of the principal due is associated with either assets held for use or assets held for sale, and matures in 2013 pursuant to the notes and mortgages evidencing such debt. The remaining $35.7 million is associated with assets held for sale and is not contractually due in 2013 unless the related assets are sold. The maturities comprising the $19.7 million consist of:

•	a $7.3 million balance on a term loan with Great Western Bank;

•	a $6.8 million balance on a term loan with Great Western Bank;

•	a $2.4 million balance on a revolving line of credit with Great Western Bank; and

•	approximately $3.2 million of principal amortization on mortgage loans.

We believe the debt with Great Western Bank will be refinanced with Great Western Bank on acceptable terms.

2012 Transactions

On January 18, 2012, the Company sold a Super 8 in Fayetteville, Arkansas (83 rooms) for approximately $1.6 million. The proceeds were used primarily to reduce a term loan with Great Western Bank.

In two closings on February 1, 2012 and February 15, 2012, the Company completed the sale to Real Estate Strategies, L.P. of 3,000,000 shares of Series C convertible preferred stock and warrants to purchase 30,000,000 shares of common stock at an exercise price of $1.20 per common share. In connection with the one-for-eight reverse split, the aggregate number of shares of common stock issuable upon the exercise of the warrants was decreased from 30,000,000 shares to 3,750,000 shares. The exercise price of the warrants was increased from $1.20 per share of common stock to $9.60 per share. The Company agreed to use $20 million of net proceeds to pursue hospitality acquisitions which are consistent with the investment strategy of the Company’s Board of Directors, as well as an additional $5 million to pursue hospitality acquisitions within a reasonable period thereafter.

On February 2, 2012, the Company paid $11.8 million on the Great Western Bank revolving line of credit, bringing the balance to zero. A portion of the available capacity is expected to be used in part to fund the $25 million obligation for hotel investment. The payment was funded with a portion of the net proceeds from the Series C convertible preferred stock. We have used $6.6 million to purchase a hotel and remain committed to use $18.4 for hospitality acquisitions. As of February 28, 2013, we also have used $6.9 million for debt repayment and for operational funds from the proceeds committed to hospitality acquisitions, and we intend to replace these funds so that they are ultimately available for acquisitions.

On February 3, 2012, the Company paid in full the $5.0 million balance on the revolving credit facility with Elkhorn Valley Bank, with a portion of the net proceeds from the sale of the Series C convertible preferred stock.

On February 16, 2012, the Company paid in full the $2.1 million note payable to Fredericksburg North Investors, LLC, with a portion of the net proceeds from the sale of the Series C convertible preferred stock.

On February 21, 2012, the Company amended its credit facilities with Great Western Bank to extend the maturity date of all loans to June 30, 2013.

On March 27, 2012, the Company sold a Super 8 in Muscatine, Iowa (63 rooms) for approximately $1.3 million. The proceeds were used primarily to reduce a term loan with Great Western Bank, with the remaining amount used to reduce the revolving line of credit with Great Western Bank.

On March 29, 2012, the Company amended its loan facilities with GE. These changes were reflected in the notes to the Company’s consolidated financial statements included in its Form 10-K for the year ended December 31, 2011.

On April 20, 2012, the Company sold a Super 8 in El Dorado, Kansas (49 rooms) for approximately $1.6 million. The proceeds were used to pay off the $0.8 million loan with First National Bank of Omaha, with additional funds applied to general corporate purposes.

On May 15, 2012, the Company borrowed $1.3 million from Elkhorn Valley Bank. The note was refinanced on October 10, 2012. The new loan amount is $1.2 million with a maturity of October 15, 2014. The note bears interest at 5.5% and is secured by a Days Inn hotel located in Fredericksburg, Virginia (North).

On May 25, 2012, the Company acquired a Hilton Garden Inn in Dowell, Maryland (100 rooms) for $11.5 million, excluding closing costs and fees. The purchase was funded with a portion of the net proceeds from the sale of the Series C convertible preferred stock.

On May 29, 2012, the Company sold a Super 8 in Sedalia, Missouri (87 rooms) for approximately $1.8 million. Proceeds were used primarily to reduce a term loan with Great Western Bank, with the remaining amount used to reduce the revolving line of credit with Great Western Bank.

On June 1, 2012, the Company sold a Super 8 in Wichita, Kansas (119 rooms) for approximately $4.1 million. Proceeds were used primarily to reduce a term loan with Great Western Bank, with the remaining funds applied to general corporate purposes.

On June 15, 2012, the Company sold a Masters Inn in Tampa, Florida (127 rooms) for approximately $2.1 million. Proceeds were used to pay down mortgage debt with GE.

On July 25, 2012, the Company sold a Super 8 in Watertown, South Dakota (57 rooms) for approximately $1.6 million. Proceeds were used to pay the loan with Elkhorn Valley Bank with the remaining proceeds used to reduce short term borrowings.

On October 10, 2012, the Company refinanced the $1.3 million note with Elkhorn Valley Bank. The new loan amount is $1.2 million with a maturity of October 15, 2014. The note bears interest at 5.5% and is secured by a Days Inn hotel located in Fredericksburg, Virginia (North).

At September 30, 2012, Supertel Limited Partnership had 11,424 preferred operating units outstanding. The redemption value for the preferred operating units was $0.1 million as of September 30, 2012. All 11,424 preferred operating units were redeemed on October 24, 2012.

On October 12, 2012, the Company obtained a $6.2 million loan from Cantor Commercial Real Estate Lending, L.P., collateralized by the Hilton Garden Inn in Dowell, Maryland. The loan bears interest at 4.247% and matures on November 6, 2017. Proceeds will be used to fund future acquisitions.

On November 2, 2012, the Company obtained a $30.6 million loan from Morgan Stanley Mortgage Capital Holdings LLC. The loan is secured by 22 hotels, bears interest at 5.83% and matures on December 1, 2017. Proceeds of the loan were used to repay the $28.2 million balance of the loan with Greenwich Capital which matured in December 2012 and was secured by 32 hotels.

Our loan facilities with GE require us to maintain a minimum before dividend consolidated fixed charge coverage ratio (as defined in the loan agreement). For the third quarter of 2012, the requirement was 1.05:1. As of September 30, 2012, our before dividend consolidated fixed charge coverage ratio (as defined in the loan agreement) was 1.02:1. On November 24, 2012, the Company received a waiver for non-compliance with this covenant in return for pledging two previously unencumbered properties as security for the GE loan facilities and payment of $200,000.

On November 16, 2012, the Company sold a Super 8 in Antigo, Wisconsin (52 rooms) for $1.0 million, with proceeds used to reduce a term loan with Great Western Bank.

On December 14, 2012, the Company sold a Comfort Suites in Dover, Delaware (64 rooms) for $1.9 million, with proceeds used for general corporate purposes.

On December 17, 2012, the Company sold a Super 8 in Clinton, Iowa (62 rooms) for $1.3 million. Proceeds were used for general corporate purposes.

On December 21, 2012 the Company sold a Guesthouse Inn in Jackson, Florida (114 rooms) for $1.1 million. Proceeds were used for general corporate purposes.

On December 27, 2012, the Company sold a Super 8 in Lincoln, Nebraska (82 rooms) for $1.6 million and a Ramada Limited in Ellenton, Florida (73 rooms) for $1.4 million, with proceeds used to reduce debt.

On December 28, 2012, the Company sold a Super 8 in Omaha, Nebraska (73 rooms) for $1.4 million and a Comfort Inn in Erlanger, Kentucky (145 rooms) for $1.9 million, with proceeds used to reduce debt.

Financial Covenants

The key financial covenants for certain of our loan agreements and compliance calculations as of December 31, 2012 are discussed below (each such covenant is calculated pursuant to the applicable loan agreement). As of December 31, 2012, we were in compliance with our financial covenants. As a result, we are not in default of any of our loans. The interest expense amounts in the following calculations were adjusted to reflect the current allocation of interest between continuing and discontinued operations. This change does not impact the compliance.

(dollars in thousands) Great Western Bank Covenants	December 31, 2012 Requirement	December 31, 2012 Calculation
Consolidated debt service coverage ratio calculated as follows: *	≥ 1.05:1
Adjusted NOI (A) / Debt service (B)
Net loss per financial statements		(10,220)
Net adjustments per loan agreement		29,646

Adjusted NOI per loan agreement (A)		$19,426

Interest expense per financial statements - continuing operations		6,045
Interest expense per financial statements - discontinued operations		4,015

Total interest expense per financial statements		$10,060
Net adjustments per loan agreement		4,045

Debt service per loan agreement (B)		$14,105

Consolidated debt service coverage ratio		1.38:1

*	Calculations based on prior four quarters

(dollars in thousands) Great Western Bank Covenants	December 31, 2012 Requirement	December 31, 2012 Calculation
Loan-specific debt service coverage ratio calculated as follows: *	≥ 1.20:1
Adjusted NOI (A) / Debt service (B)
Net loss per financial statements		(10,220)
Net adjustments per loan agreement		13,039

Adjusted NOI per loan agreement (A)		$2,819

Interest expense per financial statements - continuing operations		6,045
Interest expense per financial statements - discontinued operations		4,015

Total interest expense per financial statements		$10,060
Net adjustments per loan agreement		(7,778)

Debt service per loan agreement (B)		$2,282

Loan-specific debt service coverage ratio		1.24:1

*	Calculations based on prior four quarters

	December 31,	December 31,
(dollars in thousands)	2012	2012
Great Western Bank Covenants	Requirement	Calculation
Consolidated loan to value ratio calculated as follows:	≤ 70.0%
Loan balance (A) / Value (B)
Loan balance (A)		$132,821
Value (B)		$262,891

Consolidated loan to value ratio		50.5%

(dollars in thousands)	December 31, 2011	December 31, 2011
Great Western Bank Covenants	Requirement	Calculation
Loan-specific loan to value ratio calculated as follows: *	≤ 70.0%
Loan balance (A) / Value (B)
Loan balance (A)		$16,533
Value (B)		$40,091

Loan-specific loan to value ratio		41.2%

(dollars in thousands) Great Western Bank Covenants	December 31, 2012 Requirement	December 31, 2012 Calculation
Consolidated leverage ratio calculated as follows: *	≤ 4.25
Total liabilities (A) / Tangible net worth (B)
Total liabilities per financial statements and loan agreement (A)		$157,534

Total assets per financial statements		201,847
Total liabilities per financial statements		157,534

Tangible net worth per loan agreement (B)		$44,313

Consolidated Leverage Ratio:		3.56

The Great Western Bank credit facilities also require that we not pay dividends in excess of 75% of our funds from operations per year. The credit facilities with Great Western Bank currently consist of a $12.5 million revolving credit facility and term loans in the original principal amount of $10 million and $7.5 million. The credit facilities provide for $12.5 million of availability under the revolving credit facility, subject to the limitation that the loans available to us through the revolving credit facility and term loans may not exceed the lesser of (a) an amount equal to 70% of the total appraised value of the hotels securing the credit facilities and (b) an amount that would result in a loan-specific debt service coverage ratio of less than 1.20 to 1. At December 31, 2012, the credit facilities remained fully available to the Company, and the outstanding balance under the revolving credit facility was $2.5 million.

	December 31,	December 31,
(dollars in thousands)	2012	2012
GE Covenants	Requirement	Calculation

Loan-specific fixed charge coverage ratio calculated as follows: *	≥ 1.00:1
Adjusted EBITDA (A) / Fixed charges (B)
Net loss per financial statements		(10,220)
Net adjustments per loan agreement		17,142

Adjusted EBITDA per loan agreement (A)		$6,922

Interest expense per financial statements - continuing operations		6,045
Interest expense per financial statements - discontinued operations		4,015

Total interest expense per financial statements		$10,060

Net adjustments per loan agreement		(4,313)
Fixed charges per loan agreement (B)		5,747

Loan-specific fixed charge coverage ratio		1.20:1

*	Calculations based on prior four quarters

	December 31,	December 31,
(dollars in thousands)	2012	2012
GE Covenants	Requirement	Calculation

Loan-specific loan to value ratio calculated as follows:	≤ 80%
Loan balance (A) / Value (B)
Loan balance (A)		$54,902

Value (B)		$72,130

Loan-specific loan to value ratio		76.1%

	December 31,	December 31,
(dollars in thousands)	2012	2012
GE Covenants	Requirement	Calculation

Before dividend consolidated fixed charge coverage ratio calculated as follows: *	≥ 1.10:1
Adjusted EBITDA (A) / Fixed charges (B)
Net loss per financial statements		(10,220)
Net adjustments per loan agreement		25,186

Adjusted EBITDA per loan agreement (A)		$14,966

Interest expense per financial statements - continuing operations		6,045
Interest expense per financial statements - discontinued operations		4,015

Total interest expense per financial statements		$10,060

Net adjustments per loan agreement		2,995
Fixed charges per loan agreement (B)		13,055

Before dividend consolidated fixed charge coverage ratio		1.15:1

*	Calculations based on prior four quarters

	December 31,	December 31,
(dollars in thousands)	2012	2012
GE Covenants	Requirement	Calculation

After dividend consolidated fixed charge coverage ratio calculated as follows: *	≥ 0.90:1
Adjusted EBITDA (A) / Fixed charges (B)
Net loss per financial statements		(10,220)
Net adjustments per loan agreement		25,186

Adjusted EBITDA per loan agreement (A)		$14,966

Interest expense per financial statements - continuing operations		6,045
Interest expense per financial statements - discontinued operations		4,015

Total interest expense per financial statements		$10,060

Net adjustments per loan agreement		6,164
Fixed charges per loan agreement (B)		16,224

After dividend consolidated fixed charge coverage ratio		0.92:1

*	Calculations based on prior four quarters

The financial covenants under our loan facilities with GE Franchise Finance Commercial LLC (“GE”) require that, through the term of the loans, we maintain: (a) a minimum before dividend fixed charge coverage ratio (FCCR) with respect to our GE encumbered properties (based on a rolling 12-month period) of 1.00:1 as of December 31, 2012, which requirement increases quarterly thereafter to 1.30:1 as of December 31, 2015; (b) a maximum loan to value ratio with respect to our GE-encumbered properties of 80% as of December 31, 2012, which requirement decreases quarterly thereafter to 60% as of December 31, 2015; (c) a minimum before dividend consolidated FCCR (based on a rolling 12-month period) of 1.10:1 as of December 31, 2012, which requirement increases quarterly thereafter to 1.30:1 as of December 31, 2014; and (d) a minimum after dividend consolidated FCCR (based on a rolling 12-month period) of 0.90:1 as of December 31, 2012, which requirement increases quarterly thereafter to 1.00:1 as of December 31, 2013.

If we fail to pay our indebtedness when due, fail to comply with covenants or otherwise default on our loans, unless waived, we could incur higher interest rates during the period of such loan defaults, be required to immediately pay our indebtedness and ultimately lose our hotels through lender foreclosure if we are unable to obtain alternative sources of financing with acceptable terms. Our Great Western Bank and GE facilities contain cross-default provisions which would allow Great Western Bank and GE to declare a default and accelerate our indebtedness to them if we default on our other loans, and such default would permit that lender to accelerate our indebtedness under any such loan. We are not in default of any of our loans.

Acquisition of Hotels

During the year ended December 31, 2012 we acquired the following wholly-owned property.

(dollars in thousands)	Dowell, Maryland Hilton Garden Inn
Acquisition date	May 25, 2012
Land	$1,400
Building and improvements	9,735
Furniture and equipment	365

Investment in hotel	$11,500

Purchase price	$11,500

Acquisition costs, included in Acquisition, termination expense	$162

The fair values for the assets acquired are reflected in the table above. Included in the consolidated statement of operations for the twelve months ended December 31, 2012 are total revenues of $2.2 million and total net income of $0.6 million for the hotel we acquired 100% interest in since the date of acquisition.

There were no acquisitions made during 2011 or 2010.

Disposition of Hotels

Sale Date 2012	Hotel Location	Brand	Rooms	Sale Price (millions)
January	Fayetteville, AR	Super 8	83	$1.56
March	Muscatine, IA	Super 8	63	1.30
April	El Dorado, KS	Super 8	49	1.63
May	Sedalia, MO	Super 8	87	1.80
June	Wichita, KS	Super 8	119	4.10
June	Tampa, FL (Fairgrounds)	Masters Inn	127	2.05
July	Watertown, SD	Super 8	57	1.55
November	Antigo, WI	Super 8	52	1.00
December	Dover, DE	Comfort Suites	64	1.90
December	Clinton, IA	Super 8	62	1.33
December	Jackson, TN	Guesthouse Inn	114	1.10
December	Erlanger, KY	Comfort Inn	145	1.85
December	Omaha, NE (Aksarben)	Super 8	73	1.35
December	Ellenton, FL	Ramada Inn	73	1.35
December	Lincoln, NE (West “O”)	Super 8	82	1.60

			1,250	$25.47

In 2011 the company sold its corporate office building for $1.75 million, as well as 6 hotels for a total of $11.8 million. In 2010 a total of nine hotels with 675 rooms were sold for $11.65 million. Sale proceeds were primarily used to reduce debt.

Redemption of Preferred Operating Partnership Units

We own, through our subsidiary, Supertel Hospitality REIT Trust, an approximate 99% general partnership interest in Supertel Limited Partnership, through which we own 44 of our hotels. We are the sole general partner of the limited partnership, and the remaining approximate 1% is held by limited partners who transferred property interests to us in return for limited partnership interests in Supertel Limited Partnership. These limited partners hold, as of December 31, 2012, 97,008 common operating partnership units. Each limited partner of Supertel Limited Partnership may, subject to certain limitations, require that Supertel Limited Partnership redeem all or a portion of his or her common or preferred units, at any time after a specified period following the date he or she acquired the units, by delivering a redemption notice to Supertel Limited Partnership. When a limited partner tenders his or her common units to the partnership for redemption, we can, in our sole discretion, choose to purchase the units for either (1) a number of our shares of common stock equal to the number of units redeemed (subject to certain adjustments) or (2) cash in an amount equal to the market value of the number of our shares of common stock the limited partner would have received if we chose to purchase the units for common stock. We anticipate that we generally will elect to purchase the common units for common stock.

The preferred units were, as noted below, convertible by the holders into common units on a one-for-one basis or, at the option of the holders, redeemable for cash at $10 per unit until October 2011. The preferred units receive a preferred dividend distribution of $1.10 per preferred unit annually, payable on a monthly basis and do not participate in the allocations of profits and losses of Supertel Limited Partnership (“SLP”). Supertel offered to each of the Preferred OP Unit holders the option to extend until October 24, 2012 their right to have units redeemed at $10 per unit. In October 2011 and 2012, 39,611 and 11,424 units respectively, were redeemed at $10 each. No SLP preferred operating units were outstanding as of December 31, 2012.

Contractual Obligations

Below is a summary of certain obligations from continuing operations that will require capital (in thousands) as of December 31, 2012:

		Less Than			More than
Contractual Obligations	Total	1 Year	1-3 Years	3-5 Years	5 Years
Long-term debt, including interest	$113,032	$21,054	$26,839	$52,585	$12,554
Land leases	4,705	227	457	276	3,745
Other	140	140	—	—	—

Total contractual obligations	$117,877	$21,421	$27,296	$52,861	$16,299

The column titled Less Than 1 Year represents payments due for the balance of 2013. Long-term debt includes debt on properties classified in continued operations. The debt related to properties held for sale (and expected to be sold in the next 12 months, with the respective debt paid) of $39.5 million is not included in the table above.

We have various standing or renewable contracts with vendors. These contracts are all cancelable with immaterial or no cancellation penalties. Contract terms are generally one year or less. The land leases reflected in the table above represent continuing operations. In addition, the Company has three land leases associated with properties in discontinued operations. These three properties are expected to be sold in the next 12 months. The annual lease payments of $127,000 are not included in the table above. We also have management agreements with HMA, Strand, Kinseth, Cherry Cove, and HLC for the management and operation of our hotel properties.

Other

To maintain our REIT tax status, we generally must distribute at least 90% of our taxable income to our shareholders annually. In addition, we are subject to a 4% non-deductible excise tax if the actual amount distributed to shareholders in a calendar year is less than a minimum amount specified under the federal income tax laws. We have a general dividend policy of paying out approximately 100% of annual REIT taxable income. The actual amount of any future dividends will be determined by the Board of Directors based on our actual results of operations, economic conditions, capital expenditure requirements and other factors that the Board of Directors deems relevant.

Off Balance Sheet Financing Transactions

We have not entered into any off balance sheet financing transactions.

Critical Accounting Policies

Critical accounting policies are those that are both important to the presentation of our financial condition and results of operations and require management’s most difficult, complex or subjective judgments. We have identified the following principal accounting policies that have a material effect on our consolidated financial statements:

Impairment of assets

Held For Use

In accordance with FASB ASC 360-10-35 Property Plant and Equipment – Overall – Subsequent Measurement, the Company analyzes its assets for impairment when events or circumstances occur that indicate the carrying amount may not be recoverable. As part of this process, the Company utilizes a two-step analysis to determine whether a trigger event (within the meaning of ASC 360-10-35) has occurred with respect to cash flow of, or a significant adverse change in business climate for, its hotel properties. Quarterly and annually the Company reviews all of its hotels to determine any property whose cash flow or operating performance significantly underperformed from budget or prior year, which the Company has set as a shortfall against budget or prior year as 15% or greater.

At year end the Company applies a second analysis on the entire held for use portfolio. The analysis estimates the expected future cash flows to identify any property whose carrying amount potentially exceeded the recoverable value. (Note that at the end of each quarter, this analysis is performed only on those properties identified in the 15% change analysis). In performing this year end analysis, the Company makes the following assumptions:

•	Holding periods range from three to five years for non-core assets, and ten years for those assets considered as core.

•

Cash flow from trailing twelve months for the individual properties multiplied by the holding period as noted above. The Company did not assume growth rates on cash flows as part of its step one analysis.

•	A revenue multiplier for the terminal value based on an average of historical sales from a leading industry broker of like properties was applied according to the assigned holding period.

During the three months ended December 31, 2012, no trigger events as described in ASC 360-10-35 occurred for any of our held for use hotels. However, a trigger event, as described in ASC 360-10-35, occurred in the second quarter of 2012 for one hotel property held for use in which the carrying value of the hotel exceeded the sum of the undiscounted cash flows expected over its remaining anticipated holding period and from its disposition. The property was then tested to determine if its carrying amount was recoverable. When testing the recoverability for a property, in accordance with FASB ASC 360-10-35 35-29 Property Plant and Equipment – Overall – Subsequent Measurement, Estimates of Future Cash Flows Used to Test a Long-Lived Asset for Recoverability, the Company uses estimates of future cash flows associated with the individual property over its expected holding period and eventual disposition. In estimating these future cash flows, the Company incorporates its own assumptions about its use of the hotel property and expected hotel performance. Assumptions used for the individual hotel were determined by management, based on discussions with our asset management group and our third party management companies. The property was then subjected to a probability-weighted cash flow analysis as described in FASB ASC 360-10-55 Property Plant and Equipment – Overall – Implementation. In this analysis, the Company completed a detailed review of the hotel’s market conditions and future prospects, which incorporated specific detailed cash flow and revenue multiplier assumptions over the remaining expected holding periods, including the probability that the property will be sold. Based on the results of this analysis, it was determined that the Company’s investment in the subject property was not fully recoverable; accordingly, impairment of $2.7 million was recognized.

To determine the amount of impairment on the hotel property identified above, in accordance with FASB ASC 360-10-55, the Company calculated the excess of the carrying value of the property in comparison to its fair market value as of June 30, 2012. Based on this calculation, the Company determined total impairment of $2.7 million existed as of June 30, 2012 on one hotel property. Fair market value was determined with the assistance of independent real estate brokers and revenue multiples based on the Company’s experience with hotel sales in the current year as well as available industry information, considered Level 3 inputs. As the fair market value of the property impaired for the quarter ending June 30, 2012 was determined in part by management estimates, a reasonable possibility exists that future changes to inputs and assumptions could affect the accuracy of management’s estimates and such future changes could lead to recovery of impairment or further possible impairment in the future. There was $0.3 million of impairment recovery on one property subsequently reclassified as held for use.

During 2011, the analysis above was used to determine that a trigger event occurred for two of our held for use properties, respectively. In each case the carrying value of the hotel exceeded the sum of the undiscounted cash flows expected over its remaining anticipated holding period and from its disposition. Each property was then tested to determine if the carrying amount was recoverable using property specific assumptions. Based on the results of this analysis, it was determined that the Company’s investment in the subject properties was not fully recoverable; accordingly, impairment of $4.5 million was recognized.

During 2010, a trigger event occurred for one hotel property held for use in which the carrying value of the hotel exceeded the sum of the undiscounted cash flows expected over its remaining anticipated holding period and from its disposition. The property was then tested to determine if its carrying amounts was recoverable. Based on the results of this analysis, it was determined that the Company’s investment in the subject property was not fully recoverable; accordingly, impairment of $2.1 million was recognized.

Held For Sale

During 2012, Level 3 inputs were used to determine impairment losses of $8.2 million on sixteen held for sale properties and six properties sold during 2012. Recovery of previously recorded impairment for which fair value exceeded management’s previous estimates in the amount of $0.2 million was taken on two held for sale properties, and recovery of $0.3 million was taken on six properties at the time of sale.

During 2011, Level 3 inputs were used to determine impairment losses of $10.5 million on eleven held for sale properties and ten properties sold during 2011 and 2012. Recovery of previously recorded impairment for which fair value exceeded management’s previous estimates in the amount of $0.3 million was taken on two held for sale properties, and recovery of $0.4 million was taken on eight properties at the time of sale.

During 2010, Level 3 inputs were used to determine impairment losses of $7.0 million on eight held for sale properties and ten properties sold during 2010, 2011 and 2012. Recovery of previously recorded impairment for which fair value exceeded management’s previous estimates in the amount of $0.3 million was taken on one held for sale hotel, and recovery of $0.6 million was taken on seven properties at the time of sale.

In accordance with ASC 360-10-35 Property Plant and Equipment-Overall-Subsequent Measurement, the Company determines the fair value of an asset held for sale based on the estimated selling price less estimated selling costs. We engage independent real estate brokers to assist us in determining the estimated selling price using a market approach. The estimated selling costs are based on our experience with similar asset sales.

Acquisition of Hotel Properties

Upon acquisition, we allocate the purchase price of asset classes based on the fair value of the acquired real estate, furniture, fixtures and equipment, and intangible assets, if any. Our investments in hotel properties are carried at cost and are depreciated using the straight-line method over an estimated useful life of 15 to 40 years for buildings and building improvements and three to twelve years for furniture, fixtures and equipment. Renovations and/or replacements that improve or extend the life of the asset are capitalized and depreciated over their estimated useful lives.

We are required to make subjective assessments as to the useful lives and classification of our properties for purposes of determining the amount of depreciation expense to reflect each year with respect to those properties. These assessments have a direct impact on our net income. Should we change the expected useful life or classification of particular assets, it would result in a change in depreciation expense and annual net income.

Accounting for Income Taxes

Income taxes are accounted for under the asset and liability method in accordance with GAAP. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax basis and for net operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in operations in the period that includes the enactment date. The realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Management’s evaluation of the need for a valuation allowance must consider positive and negative evidence, and the weight given to the potential effects of such positive and negative evidence is based on the extent to which it can be objectively verified. See Note 8 to the Consolidated Financial Statements for information on the tax valuation allowance for 2012.

Related to accounting for uncertainty in income taxes, we follow a process by which the likelihood of a tax position is gauged based upon the technical merits of the position, perform a subsequent measurement related to the maximum benefit and the degree of likelihood, and determine the amount of benefit to be recognized in the financial statements, if any.

Item 7A.	Quantitative and Qualitative Disclosures about Market Risk

Market Risk Information

The market risk associated with financial instruments and derivative financial or commodity instruments is the risk of loss from adverse changes in market prices or rates. Our market risk arises primarily from interest rate risk relating to variable rate borrowings. Our interest rate risk management objective is to limit the impact of interest rate changes on earnings and cash flows. In order to achieve this objective, we have used both long term fixed rate loans and variable rate loans from institutional lenders to finance our hotels. We are not currently using derivative financial or commodity instruments to manage interest rate risk.

Management monitors our interest rate risk closely. The table below presents the annual maturities, weighted average interest rates on outstanding debt, excluding debt related to hotel properties held for sale, at the end of each year and fair values required to evaluate the expected cash flows under debt and related agreements, and our sensitivity to interest rate changes at December 31, 2012. Information relating to debt maturities is based on expected maturity dates and is summarized as follows (in thousands):

	2013	2014	2015	2016	2017	Thereafter	Total	Fair Value

Fixed Rate Debt	$12,777	$2,638	$14,245	$2,530	$42,714	$2,134	$77,038	$81,309
Average Interest Rate	6.16%	6.17%	6.16%	6.17%	5.88%	7.38%	6.15%	—

Variable Rate Debt	$3,138	$715	$743	$773	$804	$10,149	$16,322	$16,322
Average Interest Rate	4.35%	3.91%	3.91%	3.91%	3.91%	3.89%	4.03%	—

As the table incorporates only those exposures that exist as of December 31, 2012, it does not consider exposures or positions that could arise after that date. As a result, our ultimate change in interest expense with respect to interest rate fluctuations would depend on the exposures that arise after December 31, 2012.

If market rates of interest on the Company’s variable rate long-term debt fluctuate by 1.0%, interest expense would increase or decrease, depending on rate movement, future earnings and cash flows by $0.2 million annually. This assumes that the amount outstanding under the Company’s held for use variable rate debt remains at $16.3 million, the balance as of December 31, 2012.

Item 8.	Financial Statements and Supplementary Data

SUPERTEL HOSPITALITY, INC. AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Supertel Hospitality, Inc.:

We have audited the accompanying consolidated balance sheets of Supertel Hospitality, Inc. and subsidiaries (the Company) as of December 31, 2012 and 2011, and the related consolidated statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 2012. In connection with our audits of the consolidated financial statements, we also have audited the related financial statement schedule, Schedule III – Real Estate and Accumulated Depreciation. These consolidated financial statements and the financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Supertel Hospitality, Inc. and subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

Omaha, Nebraska

March 20, 2013,

except as to the

effects of the

reclassification

of seven properties

to discontinued

operations and the

retroactive presentation

of the one-for-eight

reverse stock split

described in Note 1,

as to which the date

is August 14, 2013)

Supertel Hospitality, Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share and share data)

	As of
	December 31,	December 31,
	2012	2011
ASSETS
Investments in hotel properties	$213,527	$202,626
Less accumulated depreciation	70,027	65,594

	143,500	137,032

Cash and cash equivalents	891	279
Accounts receivable, net of allowance for doubtful accounts of $201 and $194	2,070	1,891
Prepaid expenses and other assets	5,151	8,917
Deferred financing costs, net	2,644	850
Investment in hotel properties, held for sale, net	47,591	72,203

	$201,847	$221,172

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Accounts payable, accrued expenses and other liabilities	$8,778	$10,704
Derivative liabilities, at fair value	15,935	—
Debt related to hotel properties held for sale	39,461	69,483
Long-term debt	93,360	96,362

	157,534	176,549

Redeemable noncontrolling interest in consolidated partnership, at redemption value	—	114

Redeemable preferred stock
10% Series B, 800,000 shares authorized; $.01 par value, 332,500 shares outstanding, liquidation preference of $8,312	7,662	7,662

SHAREHOLDERS’ EQUITY
Preferred stock, 40,000,000 shares authorized;
8% Series A, 2,500,000 shares authorized, $.01 par value, 803,270 shares outstanding, liquidation preference of $8,033	8	8
6.25% Series C, 3,000,000 shares authorized, $.01 par value, 3,000,000 shares outstanding, liquidation preference of $30,000	30	—
Common stock, $.01 par value, 200,000,000 shares authorized; 2,893,241 and 2,883,798 shares outstanding	29	29
Common stock warrants	252	252
Additional paid-in capital	134,994	121,821
Distributions in excess of retained earnings	(98,777)	(85,398)

Total shareholders’ equity	36,536	36,712

Noncontrolling interest
Noncontrolling interest in consolidated partnership, redemption value $99 and $64	115	135

Total equity	36,651	36,847

	$201,847	$221,172

See accompanying notes to consolidated financial statements.

Supertel Hospitality, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Years ended December 31,
	2012	2011	2010

REVENUES
Room rentals and other hotel services	$63,160	$59,657	$58,874

EXPENSES
Hotel and property operations	47,126	44,937	43,970
Depreciation and amortization	7,020	7,002	7,853
General and administrative	3,908	3,884	3,365
Acquisition, termination expense	240	124	78
Termination cost	—	540	—

	58,294	56,487	55,266

EARNINGS BEFORE NET GAINS (LOSSES) ON DISPOSITIONS OF ASSETS, OTHER INCOME, INTEREST EXPENSE, AND INCOME TAXES	4,866	3,170	3,608

Net gain (loss) on dispositions of assets	3	1,140	(30)
Other income (loss)	(144)	107	122
Interest expense	(6,045)	(6,268)	(6,505)
Impairment	(2,470)	(4,523)	(2,147)

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(3,790)	(6,374)	(4,952)

Income tax expense (benefit)	6,438	(190)	(70)

LOSS FROM CONTINUING OPERATIONS	(10,228)	(6,184)	(4,882)

Gain (loss) from discontinued operations	8	(11,293)	(5,720)

NET LOSS	(10,220)	(17,477)	(10,602)

Loss attributable to noncontrolling interest	10	32	17

NET LOSS ATTRIBUTABLE TO CONTROLLING INTERESTS	(10,210)	(17,445)	(10,585)

Preferred stock dividend	(3,169)	(1,474)	(1,474)

NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(13,379)	$(18,919)	$(12,059)

NET EARNINGS (LOSS) PER COMMON SHARE - BASIC AND DILUTED
EPS from continuing operations	$(4.64)	$(2.66)	$(2.25)
EPS from discontinued operations	$—	$(3.93)	$(2.03)

EPS Basic and Diluted	$(4.64)	$(6.59)	$(4.28)

AMOUNTS ATTRIBUTABLE TO COMMON SHAREHOLDERS
Loss from continuing operations, net of tax	(13,387)	(7,674)	(6,373)
Discontinued operations, net of tax	8	(11,245)	(5,686)

Net loss	$(13,379)	$(18,919)	$(12,059)

See accompanying notes to consolidated financial statements.

Supertel Hospitality, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF EQUITY

(In thousands)

	Years ended December 31, 2012, 2011, and 2010
	Preferred A Stock	Preferred C Stock	Common Stock Warrants	Common Stock	Additional Paid- In Capital	Distributions in Excess of Retained Earnings	Total Shareholder Equity	Noncontrolling Interest	Total Equity

Balance at January 1, 2010	$8	$—	$—	$28	$120,345	$(54,420)	$65,961	$408	$66,369

Deferred compensation	—	—	—	—	30	—	30	—	30

Common stock offerings	—	—	252	1	1,209	—	1,462	—	1,462

Preferred dividends	—	—	—	—	—	(1,474)	(1,474)	—	(1,474)

Net loss	—	—	—	—	—	(10,585)	(10,585)	(73)	(10,658)

Balance at December 31, 2010	$8	$—	$252	$29	$121,584	$(66,479)	$55,394	$335	$55,729

Deferred compensation	—	—	—	—	29	—	29	—	29

Common stock offerings	—	—	—	—	89	—	89	—	89

Conversion of OP Units	—	—	—	—	119	—	119	(119)	—

Preferred dividends	—	—	—	—	—	(1,474)	(1,474)	—	(1,474)

Net loss	—	—	—	—	—	(17,445)	(17,445)	(81)	(17,526)

Balance at December 31, 2011	$8	$—	$252	$29	$121,821	$(85,398)	$36,712	$135	$36,847

Stock-based compensation	—	—	—	—	44	—	44	—	44

Preferred stock offering	—	30	—	—	13,129	—	13,159	—	13,159

Conversion of OP Units	—	—	—	—	—	—	—	—	—

Preferred dividends	—	—	—	—	—	(3,169)	(3,169)	—	(3,169)

Net loss	—	—	—	—	—	(10,210)	(10,210)	(20)	(10,230)

Balance at December 31, 2012	$8	$30	$252	$29	$134,994	$(98,777)	$36,536	$115	$36,651

See accompanying notes to consolidated financial statements.

Supertel Hospitality, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOW

(In thousands)

	Years ended December 31,
	2012	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(10,220)	$(17,477)	$(10,602)
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	8,788	9,996	11,708
Amortization of intangible assets and deferred financing costs	628	469	487
Net gains on dispositions of assets	(7,833)	(1,452)	(1,276)
Stock-based compensation expense	44	29	30
Provision for impairment loss	10,172	14,308	8,198
Unrecognized loss on derivative instruments	247	—	—
Amortization of warrant issuance cost	53	—	—
Deferred income taxes	5,610	(1,904)	(1,756)
Changes in operating assets and liabilities:
(Increase) decrease in assets	(1,602)	6,185	(6,511)
Increase (decrease) in liabilities	(2,098)	(7,289)	7,394

Net cash provided by operating activities	3,789	2,865	7,672

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to hotel properties	(5,668)	(4,964)	(4,344)
Acquisition and development of hotel properties	(11,500)	—	—
Proceeds from sale of hotel assets	24,185	13,111	11,209

Net cash (used) provided by investing activities	7,017	8,147	6,865

CASH FLOWS FROM FINANCING ACTIVITIES:
Deferred financing costs	(2,422)	(331)	(61)
Principal payments on long-term debt	(74,196)	(24,426)	(16,920)
Proceeds from long-term debt, net	41,172	15,261	2,417
Redemption of operating partnership units	(114)	(397)	—
Distributions to noncontrolling interest	(10)	(49)	(56)
Preferred stock offering	28,806	—	—
Common stock offering	—	89	1,462
Dividends paid to preferred shareholders	(3,430)	(1,213)	(1,474)

Net cash provided by financing activities	(10,194)	(11,066)	(14,632)

Increase (decrease) in cash and cash equivalents	612	(54)	(95)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	279	333	428

CASH AND CASH EQUIVALENTS, END OF YEAR	$891	$279	$333

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid, net of amounts capitalized	$9,640	$11,953	$11,795

SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Dividends declared - preferred	$3,169	$1,474	$1,474

See accompanying notes to consolidated financial statements.

Supertel Hospitality, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2012, 2011 and 2010

(Dollars in thousands, except per share data)

Note 1.	Organization and Summary of Significant Accounting Policies

Description of Business

Adjustments to Previously Filed Financial Statements

As of December 31, 2012, the Company had 22 hotels classified as held for sale. Subsequent to year end, the Company classified an additional seven hotels as held for sale, bringing the total hotels held for sale to 29. The Company has reflected the results of operations as discontinued operations, and investment in hotels and debt as held for sale for the 29 hotels for all periods presented.

The impact of these changes was to increase (decrease) losses from continuing operations by approximately $(1,031,000), $(2,051,000) and $28,000 for the years ended 2012, 2011 and 2010, respectively, compared to the previously filed financial statements.

On August 14, 2013, the Company effected a one-for-eight reverse split of the Company’s common stock. Amounts for the Company’s outstanding common stock, common stock options and other equity awards and to the Company’s equity compensation plans, and the voting rights and conversion price of the Company’s 6.25% Series C Cumulative Convertible Preferred Stock and the exercise price and number of outstanding Company warrants exercisable for the purchase of common stock and the outstanding limited partnership units of the Company’s operating partnership have been retroactively adjusted herein to reflect the one-for-eight reverse split. The reverse split had no effect on the Company’s reported net income or loss, net income or loss applicable to common shareholders, or funds from operations.

Supertel Hospitality, Inc. (SHI) was incorporated in Virginia on August 23, 1994. SHI is a self-administered real estate investment trust (REIT) for federal income tax purposes.

SHI, through its wholly owned subsidiaries, Supertel Hospitality REIT Trust and E&P REIT Trust (collectively, the “Company”) owns a controlling interest in Supertel Limited Partnership (“SLP”) and E&P Financing Limited Partnership (“E&P LP”). All of the Company’s interests in 75 properties with the exception of furniture, fixtures and equipment on 57 properties held by TRS Leasing, Inc. and its subsidiaries are held directly or indirectly by E&P LP, SLP or Solomons Beacon Inn Limited Partnership (SBILP) (collectively, the “Partnerships”). The Company’s interests in eleven properties are held directly by either SPPR-Hotels, LLC (SHLLC), SPPR-South Bend, LLC (SSBLLC), SPPR-BMI, LLC (SBMILLC) or SPPR-Dowell, LLC (SDLLC). SHI, through Supertel Hospitality REIT Trust, is the sole general partner in SLP and at December 31, 2012 owned approximately 99% of the partnership interests in SLP. SLP is the general partner in SBILP. At December 31, 2011, SLP and SHI owned 99% and 1% interests in SBILP, respectively, and SHI owned 100% of Supertel Hospitality Management, Inc, SPPR Holdings, Inc. (SPPRHI), SPPR-BMI Holdings, Inc. (SBMIHI) and SPPR-Dowell Holdings, Inc. (SDHI). SLP and SBMIHI owned 99% and 1% of SBMILLC, respectively, SLP and SPPRHI owned 99% and 1% of SHLLC, respectively, SLP owned 100% of SSBLLC and SLP and SDHI owned 99% and 1% of SDLLC, respectively. References to “we”, “our”, and “us” herein refer to Supertel Hospitality, Inc., including as the context requires, its direct and indirect subsidiaries.

As of December 31, 2012, the Company owned 86 limited service hotels. All of the hotels are leased to our wholly owned taxable REIT subsidiary, TRS Leasing, Inc. (“TRS”), and its wholly owned subsidiaries (collectively “TRS Lessee”), and are managed by Hospitality Management Advisors, Inc. (“HMA”), Strand Development Company LLC (“Strand”), Kinseth Hotel Corporation (“Kinseth”), Cherry Cove Hospitality Management, LLC (“Cherry Cove”) and HLC Hotels, Inc. (“HLC”).

The hotel management agreement, as amended, between TRS Lessee and Royco Hotels, the previous manager of 95 of the Company’s hotels, was terminated effective May 31, 2011. Under the agreement, Royco Hotels received a base management fee ranging from 4.25% to 3.0% of gross hotel revenues as revenues increased above thresholds that ranged from up to $75,000 to over $100,000, and was entitled, if earned, to an annual incentive fee of 10% of up to the first $1,000 of annual net operating income in excess of 10% of the Company’s investment in the hotels, and 20% of the excess above $1,000. On March 25, 2011, Royco Hotels and the Company settled a lawsuit filed by Royco Hotels against the Company. A settlement agreement between the parties with respect to a lawsuit and with respect to termination fees for sold hotels provides that the Company will pay an aggregate of $590 in varying amounts of installments through July 1, 2013 to Royco Hotels (of which $470 has been paid as of December 31, 2012).

On April 21, 2011, the Company through TRS Lessee entered into separate management agreements with HMA, Strand and Kinseth as eligible independent contractors to manage 95 of the Company’s hotels (two of which were subsequently sold) commencing June 1, 2011. These hotels were previously managed by Royco Hotels. On May 25, 2012, SLP acquired a Hilton Garden Inn in Dowell, Maryland. In connection with the acquisition, the Company, through TRS, entered into a separate management agreement with Cherry Cove as an eligible independent operator to manage the hotel.

HMA manages 21 Company hotels in Arkansas, Louisiana, Kentucky, Indiana, Virginia and Florida. Strand manages the Company’s seven economy extended-stay hotels in Georgia and South Carolina as well as 15 additional Company hotels located in Georgia, Maryland, North Carolina, Pennsylvania, Tennessee, Virginia, and West Virginia. Kinseth manages 36 Company hotels in eight states primarily in the Midwest. Each of the management agreements with HMA, Strand and Kinseth expire on May 31, 2014, and the management agreement with Cherry Cove expires on May 24, 2015. The management agreements renew for additional terms of one year unless either party to the agreement gives the other party written notice of termination at least 90 days before the end of a term.

Supertel Hospitality, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2012, 2011 and 2010

(Dollars in thousands, except per share data)

Each of HMA, Strand, Kinseth and Cherry Cove receives a monthly management fee with respect to the hotels they manage equal to 3.5% of the gross hotel income and 2.25% of hotel net operating income (“NOI”). NOI is equal to gross hotel income less operating expenses (exclusive of management fees, certain insurance premiums and employee bonuses, and personal and real property taxes).

SLP owns 6 hotels which are operated under the Masters Inn name. TRS, the lessee of the hotels, entered into a management agreement with HLC, an affiliate of the sellers of the 6 hotels. The management agreement, as amended, provides for HLC to operate and manage the hotels through December 31, 2013 and receive management fees equal to 5.0% of the gross revenues derived from the operation of the hotels and incentive fees equal to 10% of the annual operating income of the hotels in excess of 10.5% of the Company’s investment in the hotels.

The management agreements generally require TRS Lessee to fund debt service, working capital needs, capital expenditures and third-party operating expenses for the management companies excluding those expenses not related to the operation of the hotels. TRS Lessee is responsible for obtaining and maintaining insurance policies with respect to the hotels.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, the Partnerships and the TRS Lessee. All significant intercompany balances and transactions have been eliminated in consolidation.

Estimates, Risks and Uncertainties

The preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and revenues and expenses recognized during the reporting period. The significant estimates pertain to impairment analysis, allocation of purchase price, and derivative valuation. Actual results could differ from those estimates.

Because of the adverse conditions that exist in the real estate markets, as well as the credit and financial markets, it is possible that the estimates and assumptions that have been utilized in the preparation of the consolidated financial statements could change. Specifically as it relates to the Company’s business, the recent economic conditions are expected to continue to negatively affect the Company’s operating performance, as well as its liquidity position.

Liquidity

Our income and ability to meet our debt service obligations, and make distributions to our shareholders, depends upon the operations of the hotels being conducted in a manner that maintains or increases revenue, or reduces expenses, to generate sufficient hotel operating income for TRS Lessee to pay the hotels’ operating expenses, including management fees and rents to us. We depend on rent payments from TRS Lessee to pay our operating expenses and debt service and to make distributions to shareholders.

The Company’s operating performance, as well as its liquidity position, has been and continues to be negatively affected by current economic conditions, many of which are beyond our control. The Company anticipates that these adverse economic conditions are likely to continue for a period of time but could abate somewhat over the next year; however, in addition to our operating performance, the other sources described below will be essential to our liquidity and financial position.

Supertel Hospitality, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2012, 2011 and 2010

(Dollars in thousands, except per share data)

Our business requires continued access to adequate capital to fund our liquidity needs. In February 2012, the Company issued 3 million shares of Series C convertible preferred stock which provided $28.6 million of net proceeds. The Company agreed to use $20 million to pursue hospitality acquisitions, as well as an additional $5 million to pursue hospitality acquisitions within a reasonable period thereafter. We have used $6.6 million to purchase a hotel and remain committed to use $18.4 for hospitality acquisitions. As of February 28, 2013, we also have used $6.9 million for debt repayment and for operational funds from the proceeds committed to hospitality acquisitions, and we intend to replace these funds so that they are ultimately available for acquisitions. Each year the Company reviews its entire portfolio, identifies properties considered non-core and develops timetables for disposal of those assets deemed non-core. We focus on improving our liquidity through cash generating asset sales and disposition of assets that are not generating cash at levels consistent with our investment principles. In 2013, our foremost priorities continue to be preserving and generating capital sufficient to fund our liquidity needs. Given the deterioration and uncertainty in the economy and financial markets, management believes that access to conventional sources of capital will be challenging and management has planned accordingly. We are also working to proactively address challenges to our short-term and long-term liquidity position.

The following are the expected actual and potential sources of liquidity, which if realized we currently believe will be sufficient to fund our near and long-term obligations:

•	Cash and cash equivalents;

•	Cash generated from operations;

•	Proceeds from asset dispositions;

•	Proceeds from additional secured or unsecured debt financings; and/or

•	Proceeds from public or private issuances of debt or equity securities.

The Company has significant indebtedness with Great Western Bank maturing before the end of the year; two term loans totaling $14.1 million and a $12.5 million revolving line of credit with a current balance of $2.5 million, all of which mature in June 2013. The Company believes the debt will be refinanced with the existing lender on acceptable terms. If we are not successful in negotiating the refinancing of this debt or finding alternate sources of financing in a difficult borrowing environment, we will be unable to meet the Company’s near-term liquidity requirements.

These above sources are essential to our liquidity and financial position, and we cannot assure you that we will be able to successfully access them (particularly in the current economic environment). If we are unable to generate cash from these sources, we may have liquidity-related capital shortfalls and will be exposed to default risks. The significant issues with access to the liquidity sources identified above could lead to our insolvency.

In the near-term, the Company’s cash flow from operations is not projected to be sufficient to meet all of our liquidity needs. In response, management has identified non-core assets in our portfolio to be liquidated over a one to ten year period. Among the criteria for determining properties to be sold was the potential upside when hotel fundamentals return to stabilized levels. The 29 properties held for sale as of December 31, 2012 were determined to be less likely to participate in increased cash flow levels when markets do improve. As such, we expect these dispositions to help us (1) preserve cash, through potential disposition of properties with current or projected negative cash flow and/or other potential near-term cash outlay requirements (including debt maturities) and (2) generate cash, through the potential disposition of strategically identified non-core assets that we believe have equity value above debt.

We are actively marketing the 29 properties held for sale, which we anticipate will result in the elimination of an estimated $39.5 million of debt and generate an expected $0.6 million of proceeds for operations. We have had significant interest in many of our 29 held for sale properties. However, some of the markets have experienced a decrease in expected pricing. If this trend continues to worsen, we may be unable to complete the disposition of

Supertel Hospitality, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2012, 2011 and 2010

(Dollars in thousands, except per share data)

identified properties in a manner that would generate cash flow in line with management’s estimates as noted above. Our ability to dispose of these assets is impacted by a number of factors. Many of these factors are beyond our control, including general economic conditions, availability of financing and interest rates. In light of the current economic conditions, we cannot predict:

•	whether we will be able to find buyers for identified assets at prices and/or other terms acceptable to us;

•	whether potential buyers will be able to secure financing; and

•	the length of time needed to find a buyer and to close the sale of a property.

As our debt matures, our principal payment obligations also present significant future cash requirements. We expect lenders will continue to maintain tight lending standards, which could make it more difficult for us to obtain future credit facilities or loans on terms similar to the terms of our current credit facilities and loans or to obtain long-term financing on favorable terms or at all.

We may not be able to successfully extend, refinance or repay our debt due to a number of factors, including decreased property valuations, limited availability of credit, tightened lending standards and challenging economic conditions. Historically, extending or refinancing loans has required the payment of certain fees to, and expenses of, the applicable lenders. Any future extensions or refinancing will likely require increased fees due to tightened lending practices. These fees and cash flow restrictions will affect our ability to fund other liquidity uses. In addition, the terms of the extensions or refinancing may include operational and financial covenants significantly more restrictive than our current debt covenants.

The Company is required to meet various financial covenants required by its existing lenders. If the Company’s future financial performance fails to meet these financial covenants, then its lenders also have the ability to take control of its encumbered hotel assets. Defaults with lenders due to failure to repay or refinance debt when due or failure to comply with financial covenants could also result in defaults under our facilities with Great Western Bank and GE Franchise Finance Commercial LLC (“GE”). Our Great Western Bank and GE facilities contain cross-default provisions which would allow Great Western Bank and GE to declare a default and accelerate our indebtedness to them if we default on our other loans, and such default would permit that lender to accelerate our indebtedness under any such loan. If this were to happen, whether due to failure to repay or refinance debt when due or failure to comply with financial covenants, the Company’s ability to conduct business could be severely impacted as there can be no assurance that the adequacy and timeliness of cash flow would be available to meet the Company’s liquidity requirements. Should the Company be unable to maintain compliance with financial covenants, we will be required to obtain waivers or, where allowed, cure the violation through additional principal payments. There is no assurance that the Company will be able to obtain waivers, if needed. Although the Company believes we will have sufficient funds to make additional principal payments, if required, there is no guarantee that the necessary money will be available. The Company has in the past obtained waivers and modifications of its financial covenants with certain of its lenders in order to avoid defaults; however, there is no certainty that the Company could obtain waivers or modifications in the future, if the need arises.

The Company did not declare a common stock dividend during 2011 or 2012. The Company will monitor requirements to maintain its REIT status and will routinely evaluate the dividend policy. The company intends to continue to meet it dividend requirements to retain its REIT status.

Sources and Uses of Cash

At December 31, 2012, available cash was $0.9 million and the Company’s available borrowing capacity on the Great Western Bank $11.5 million revolver was $9.0 million. In January 2013, the borrowing capacity on the Great Western Bank revolver was increased to $12.5 million. The Company projects that at December 31, 2012 cash flows from operations, the Great Western Bank revolver and the sources identified above will be sufficient to meet both short term and long term liquidity requirements.

Supertel Hospitality, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2012, 2011 and 2010

(Dollars in thousands, except per share data)

We completed a private offering of 3.0 million shares of Series C convertible preferred stock in February 2012. Net proceeds of the offering, less expenses, were approximately $28.6 million. We agreed to use $20 million of the net proceeds to pursue hospitality acquisitions which are consistent with the investment strategy of the Company’s Board of Directors, as well as an additional $5 million to pursue hospitality acquisitions within a reasonable period thereafter. In February 2012, a portion of the net proceeds were used to pay down the Great Western Bank revolver to $0. $6.6 million of the net proceeds have been used in the acquisition of a 100 room Hilton Garden Inn in Dowell, Maryland in May 2012.

On March 29, 2012, our loan facilities with GE were amended to, among other things, require a principal prepayment of $7 million on or before December 31, 2012. A $1.1 million note payable to GE was also due on December 31, 2012. A $3.8 million draw from the Great Western Bank revolver and $4.3 million from the sale of unencumbered hotels were used to make these payments to GE on December 31, 2012.

Hotel revenues and operating results are greater in the second and third quarters than in the first and fourth quarters. As a result, we may have to enter into short-term borrowings in our first and fourth quarters in order to offset these fluctuations in revenues. The Company borrowed an aggregate of $2.1 million from the Great Western Bank revolver for operating funds in January and February 2013.

The Great Western Bank revolver is a source of funds for our obligation to IRSA to use proceeds from the sale of the Series C convertible preferred stock for hospitality acquisitions. The borrowings from the Great Western Bank revolver for the GE debt payments on December 31, 2012 and for operational funds in January and February 2013 were made with IRSA’s consent. The Company anticipates additional borrowings from the Great Western Bank revolver with IRSA’s consent for operational funds through the balance of the first quarter 2013 until revenues and operating results improve as expected in the second quarter of 2013. We have agreed with IRSA to replace those funds when we are able to do so, so that the replacement funds can be available for hospitality acquisitions. In January 2013 a portion of these funds were replaced with the $1.0 million increase in the Great Western Bank revolver and the payment of $3.0 million on the Great Western Bank revolver with proceeds from a loan on previously unencumbered hotels and the sale of hotels.

Short term outflows include monthly operating expenses, estimated annual debt service of $13.5 million, and payment of dividends on Series A and Series B preferred stock, and Series C convertible preferred stock. Our long-term liquidity requirements consist primarily of the costs of renovations and other non-recurring capital expenditures that need to be made periodically with respect to hotel properties, $16.5 million of scheduled debt repayments to Great Western Bank and funds for acquisitions.

We have budgeted to increase our spending on capital improvements from $5.7 million in 2012 to $8.0 million on our existing hotels during 2013. The increase in capital expenditures is a result of complying with brand mandated improvements and initiating projects that we believe will generate a return on investment as we enter a period of anticipated recovery in the lodging sector.

In addition, management has identified noncore assets in our portfolio to be liquidated over a one to ten year period. We project that proceeds from anticipated property sales during 2013, net of expenses and debt repayment, of $4.0 million will be available for the Company’s cash needs. We project that our operating cash flow, Great Western Bank revolver and the sources identified above will be sufficient to satisfy all of our liquidity and other capital needs for 2013. However, if we are not successful in negotiating the refinancing of the Company’s debt or finding alternative sources of financing in a difficult borrowing environment, we will be unable to meet the Company’s near-term liquidity requirements.

Capitalization Policy

Development and construction costs of properties in development are capitalized including, where applicable, direct and indirect costs, including real estate taxes and interest costs. Development and construction costs and costs of significant improvements, replacements, renovations to furniture and equipment expenditures for hotel properties are capitalized while costs of maintenance and repairs are expensed as incurred.

Supertel Hospitality, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2012, 2011 and 2010

(Dollars in thousands, except per share data)

Deferred Financing Cost

Direct costs incurred in financing transactions are capitalized as deferred costs and amortized to interest expense over the term of the related loan using the effective interest method.

Investment in Hotel Properties

Upon acquisition, the Company allocates the purchase price of assets to asset classes based on the fair value of the acquired real estate, furniture, fixtures and equipment, and intangible assets, if any. The Company’s investments in hotel properties are carried at cost and are depreciated using the straight-line method over an estimated useful life of 15 to 40 years for buildings and three to twelve years for furniture, fixtures and equipment.

The Company periodically reviews the carrying value of each hotel to determine if circumstances exist indicating impairment to the carrying value of the investment in the hotel or that depreciation periods should be modified. If facts or circumstances support the possibility of impairment, the Company will prepare an estimate of the undiscounted future cash flows, without interest charges, of the specific hotel and determine if the investment in such hotel is recoverable based on the undiscounted future cash flows. If impairment is indicated, an adjustment will be made to the carrying value of the hotel to reflect the hotel at fair value.

In accordance with the provisions of FASB ASC 360-10-45 Property, Plant, and Equipment – Overall – Other Presentation Matters, a hotel is considered held for sale when a contract for sale is entered into, a substantial, non refundable deposit has been committed by the purchaser, and sale is expected to occur within one year, or if management has determined to sell the property within one year. Depreciation of these properties is discontinued at that time, but operating revenues, other operating expenses and interest continue to be recognized until the date of sale. Revenues and expenses of properties that are classified as held for sale or sold are presented as discontinued operations for all periods presented in the statements of operations if the properties will be or have been sold on terms where the Company has limited or no continuing involvement with them after the sale. If active marketing ceases or the properties no longer meet the criteria to be classified as held for sale, the properties are reclassified as operating and measured at the lower of their (a) carrying amount before the properties were classified as held for sale, adjusted for any depreciation expense that would have been recognized had the properties been continuously classified as operating or (b) their fair value at the date of the subsequent decision not to sell.

Gains on sales of real estate are recognized in accordance with FASB ASC 360-20 Property, Plant, and Equipment – Real Estate Sales (“ASC 360-20”). The specific timing of the sale is measured against various criteria of ASC 360-20 related to the terms of the transactions and any continuing involvement in the form of management or financial assistance associated with the properties. If the sales criteria are not met, the gain is deferred and the finance, installment or cost recovery method, as appropriate, is applied until the sales criteria are met. To the extent we sell a property and retain a partial ownership interest in the property, we generally recognize gain to the extent of the third party ownership interest in accordance with ASC 360-20.

Cash and Cash Equivalents

Cash and cash equivalents include cash and various highly liquid investments with original maturities of three months or less when acquired, and are carried at cost which approximates fair value.

Revenue Recognition

Revenues from the operations of the hotel properties are recognized when earned. Sales taxes collected from customers and remitted to governmental authorities are accounted for on a net basis and therefore are excluded from revenues in the consolidated statements of operations.

Supertel Hospitality, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2012, 2011 and 2010

(Dollars in thousands, except per share data)

Income Taxes

The Company qualifies and intends to continue to qualify as a REIT under applicable provisions of the Internal Revenue Code, as amended. In general, under such Code provisions, a trust which has made the required election and, in the taxable year, meets certain requirements and distributes to its shareholders at least 90% of its REIT taxable income will not be subject to federal income tax to the extent of the income which it distributes. Earnings and profits, which determine the taxability of dividends to shareholders, differ from net income reported for financial reporting purposes due primarily to differences in depreciation of hotel properties for federal tax purposes. Except with respect to the TRS Lessee, the Company does not believe that it will be liable for significant federal or state income taxes in future years.

Deferred income taxes relate primarily to the TRS Lessee and are accounted for using the asset and liability method. Under this method, deferred income taxes are recognized for temporary differences between the financial reporting bases of assets and liabilities of the TRS Lessee and their respective tax bases and for operating loss and tax credit carryforwards based on enacted tax rates expected to be in effect when such amounts are realized or settled. However, deferred tax assets are recognized only to the extent that it is more likely than not that they will be realized based on consideration of available evidence, including tax planning strategies and other factors.

In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Because of the uncertainty surrounding our ability to realize the future benefit of these assets, we have provided a 100% valuation allowance as of December 31, 2012. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income. The Company considers projected scheduled reversal of deferred income tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. These estimates of future taxable income inherently require significant judgment. Management uses historical experience and short and long-range business forecasts to develop such estimates. Further, we employ various prudent and feasible tax planning strategies to facilitate the recoverability of future deductions. A cumulative loss in recent years is a significant piece of evidence with respect to realizability that outweighs the other evidence. A cumulative loss for recent years exists because of the company’s net operating losses in both the current year and prior two years. Although the company does believe that it will be able to recover the tax loss benefit based on the current and future strategic direction of the company, the company understands that as the loss years continue, the realizability of deferred taxes is impacted.

Under the REIT Modernization Act (“RMA”), which became effective January 1, 2001, the Company is permitted to lease its hotels to one or more wholly owned taxable REIT subsidiaries (“TRS”) and may continue to qualify as a REIT provided that the TRS enters into management agreements with an “eligible independent contractor” that will manage the hotels leased by the TRS. The Company formed the TRS Lessee and, effective January 1, 2002, the TRS Lessee leased all of the hotel properties. The TRS Lessee is subject to taxation as a C-Corporation. The TRS Lessee has incurred operating losses for financial reporting and federal income tax purposes for 2012, 2011 and 2010.

Derivative Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. However, fair value accounting requires bifurcation of certain embedded derivative instruments such as conversion features in convertible debt or equity instruments, and measurement at their fair value for accounting purposes. The conversion feature embedded in the Series C convertible preferred stock was evaluated, and it was determined that the conversion features should be bifurcated from its host instrument and accounted for as a freestanding derivative. In addition the common stock warrants issued with the Series C convertible preferred stock were also determined to be freestanding derivatives. The following summarizes our derivative liabilities at December 31, 2012 and 2011:

	December 31,	December 31,
	2012	2011
Series C preferred embedded derivative	$7,205	$—
Warrant derivative	8,730	—

Derivative liability, at fair value	$15,935	$—

Supertel Hospitality, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2012, 2011 and 2010

(Dollars in thousands, except per share data)

The Series C convertible preferred stock embedded derivative and the warrant derivative were initially recorded at their fair value of $7.1 million and $8.6 million, respectively, on the date of issuance, February 1, 2012 and February 15, 2012. At December 31, 2012 the carrying amounts of the derivatives were adjusted to their fair value of $7.2 million and $8.7 million respectively, with a corresponding adjustment to other income (loss). The derivatives are reported as a derivative liability on the accompanying consolidated balance sheets as of December 31, 2012 and will be adjusted to their fair values at each reporting date.

The amendment to the Company’s articles of incorporation, setting forth the terms of the Series C convertible preferred stock, the host instrument, includes an antidilution provision that requires an adjustment in the common stock conversion ratio should subsequent issuances of the Company’s common stock be issued below the instruments’ original conversion price of $8.00 per share. Accordingly we bifurcated the embedded conversion feature which is shown as a derivative liability recorded at fair value on the accompanying consolidated balance sheets as of December 31, 2012.

The agreement setting forth the terms of the common stock warrants issued to the holders of the Series C convertible preferred stock also includes an antidilution provision that requires a reduction in the warrant’s exercise price of $9.60 should the conversion ratio of the Series C convertible preferred stock be adjusted due to antidilution provisions. Accordingly, the warrants do not qualify for equity classification, and, as a result, the fair value of the derivative is shown as a derivative liability on the accompanying consolidated balance sheets as of December 31, 2012.

The Company used a Monte Carlo simulation model to value the Series C convertible preferred stock embedded derivatives and the warrants.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements are utilized to determine the value of certain liabilities, to perform impairment assessments, and for disclosure purposes. In February 2012 the Company issued financial instruments with features that were determined to be derivative liabilities, and as a result must be measured at fair value on a recurring basis under Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 820-10 Fair Value Measurements and Disclosures – Overall. In addition we apply the fair value provisions of ASC 820-10-35 Fair Value Measurements and Disclosures – Overall – Subsequent Measurement, for our nonfinancial assets which include our held for sale and impaired held for use hotels, and the disclosure of the fair value of our debt.

Level 1 inputs are unadjusted quoted prices in active markets for identical assets or liabilities that we have the ability to access at the measurement date.

Level 2 inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs).

Supertel Hospitality, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2012, 2011 and 2010

(Dollars in thousands, except per share data)

Level 3 non-financial asset valuations use unobservable inputs that reflect our assumptions about the assumptions that market participants would use in pricing the asset or liability. We develop these inputs based on the best information available, including our own data. Financial asset and liability valuation inputs include unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the liability; this includes pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

During the 12 months ending December 31, 2012, Level 3 inputs were used to determine impairment losses of $7.7 million on held for sale and sold hotels. This includes the recovery of previously recorded impairment for which sale price or fair value exceeded management’s previous estimates in the amount of $0.5 million on assets held for sale and sold. The Company also recorded $2.4 million in net impairment loss on held for use hotels. This includes the impairment loss of $2.7 million on one held for use asset and the recovery of previously recorded impairment of $0.3 million on one hotel previously classified as held for sale.

During the 12 months ending December 31, 2011, Level 3 inputs were used to determine net impairment losses of $9.8 million on held for sale and sold hotels. These impairment losses include the recovery of previously recorded impairment for which fair value exceeded management’s previous estimates in the amount of $0.7 million on assets held for sale and sold. The Company also recorded $4.5 million in impairment loss on two held for use hotels.

During the 12 months ending December 31, 2010, Level 3 inputs were used to determine net impairment losses of $6.1 million on held for sale and sold hotels. These impairment losses include the recovery of previously recorded impairment for which fair value exceeded management’s previous estimates in the amount of $0.9 million on seven assets sold. This recovery was recorded in the period the sale occurred. The Company also recorded $2.1 million in impairment loss on one held for use hotel.

Non financial assets

Nonfinancial asset fair value measurements are discussed below in the note “Impairment Losses”.

Financial instruments

As of December 31, 2012, the fair value of the derivative liabilities in connection with the February 2012 issuance was determined by the Monte Carlo simulation method. The Monte Carlo simulation method is a generally accepted statistical method used to generate a defined number of stock price paths in order to develop a reasonable estimate of the range of future expected stock prices of the Company and its peer group and minimizes standard error.

The following tables provide the fair value of the Company’s financial liabilities carried at fair value and measured on a recurring basis:

	Fair Value at December 31, 2012	Level 1	Level 2	Level 3
Series C preferred embedded derivative	$7,205	$—	$—	$7,205
Warrant derivative	8,730	—	—	8,730

	$15,935	$—	$—	$15,935

	Fair Value at December 31, 2011	Level 1	Level 2	Level 3
Series C preferred embedded derivative	$—	$—	$—	$—
Warrant derivative	—	—	—	—

	$—	$—	$—	$—

Supertel Hospitality, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2012, 2011 and 2010

(Dollars in thousands, except per share data)

There were no transfers between levels during the year to date ended December 31, 2012.

The following table presents a reconciliation of the beginning and ending balances of items measured at fair value on a recurring basis in the table above that used significant unobservable inputs (Level 3), and the realized and unrealized gains (losses) recorded in the Consolidated Statement of Operations in Other income (expense) during the period. There were no Level 3 assets or liabilities measured on a recurring basis during the twelve month period ended December 31, 2011.

	Fair Value at 12/31/2011	Net Unrealized Gains (Losses) Included in Other Income (loss)	Purchases, Sales, Issuances and Settlements, Net	Gross Transfers In	Gross Transfers Out	Fair Value at 12/31/2012	Changes in Realized Gains (Losses) Included in Income on Instruments Instruments Held at 12/31/2012	Changes in Unrealized Gains (Losses) Included in Income on Held at 12/31/2012
Series C preferred embedded derivative	$—	$(130)	$7,075	$—	$—	$7,205	$—	$(130)
Warrant derivative	—	(117)	8,613	—	—	8,730	—	(117)

	$—	$(247)	$15,688	$—	$—	$15,935	$—	$(247)

The Company estimates the fair value of its fixed rate debt and the credit spreads over variable market rates on its variable rate debt by discounting the future cash flows of each instrument at estimated market rates or credit spreads consistent with the maturity of the debt obligation with similar credit policies. Credit spreads take into consideration general market conditions and maturity. The inputs utilized in estimating the fair value of debt are classified in Level 2 of the hierarchy. The carrying value and estimated fair value of the Company’s debt as of December 31, 2012 and December 31, 2011 are presented in the table below:

	Carrying Value		Estimated Fair Value
	12/31/2012	12/31/2011	12/31/2012	12/31/2011

Continuing operations	$93,360	$96,362	$97,631	$97,253
Discontinued operations	39,461	69,483	41,528	71,193

Total	$132,821	$165,845	$139,159	$168,446

Preferred and Common Limited Partnership Units in SLP

At December 31, 2012, 2011, and 2010 there were 97,008, 97,008 and 158,161, respectively of SLP common operating units outstanding. These units have been excluded from the diluted earnings per share calculation as there would be no effect on the amounts allocated to the limited partners holding common operating units (whose units are convertible on an eight-to-one basis to common shares) since their share of income (loss) would be added back to income (loss). During 2011, 61,153 common operating units were converted into 7,644 shares of common stock. In addition, the 11,424 and 51,035 shares of SLP preferred operating units held by the limited partners as of December 31, 2011 and 2010, respectively, are antidilutive and are therefore excluded from the earnings per share calculation. No SLP preferred operating units were outstanding as of December 31, 2012.

Preferred Stock of SHI

At December 31, 2012, 2011 and 2010, there were 803,270 shares each year of Series A Preferred Stock. The shares of Series A Preferred Stock, after adjusting the numerator and denominator for the basic EPS

Supertel Hospitality, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2012, 2011 and 2010

(Dollars in thousands, except per share data)

computation, are antidilutive for the year ended December 31, 2012, 2011 and 2010, for the earnings per share computation. The exercise price of the preferred stock warrants exceeded the market price of the common stock, and therefore these shares were excluded from the computation of diluted earnings per share. The conversion rights of the Series A Preferred Stock were cancelled as of February 20, 2009. See additional information regarding preferred stock and warrants in Note 12.

At December 31, 2012, 2011 and 2010, there were 332,500 shares, each year, of Series B Cumulative Preferred Stock outstanding. The Series B Cumulative Preferred Stock is not convertible into common stock, therefore, there is no dilutive effect on earnings per share.

Stock-Based Compensation

The Company has a 2006 Stock Plan (the “Plan”) which has been approved by the Company’s shareholders. The Plan authorizes the grant of stock options, stock appreciation rights, restricted stock and stock bonuses for up to 62,500 shares of common stock. At the annual shareholders meeting on May 22, 2012, the shareholders of the Company approved an amendment which (a) removed the restrictions in the Plan that prohibit more than 20% of the awards being given to any one participant or to the independent directors as a group, or prohibiting more than 20% of the awards being made in restricted stock or bonus shares, and (b) increased the number of shares available under the Plan from 37,500 shares to 62,500 shares.

The potential common shares represented by outstanding stock options for the years ended December 31, 2012, 2011 and 2010 totaled 27,875, 26,938, and 31,893 respectively, of which 27,875, 26,938 and 31,893 shares, respectively are assumed to be repurchased with proceeds from the exercise of stock options with no shares being dilutive for the purposes of calculating earnings per share.

Share-Based Compensation Expense

The Plan is accounted for in accordance with FASB ASC Topic 718 – 10 Compensation – Stock Compensation – Overall, requiring the measurement and recognition of compensation expense for all share-based payment awards to employees and directors based on estimated fair values. The expense recognized in the consolidated financial statements for the years ended December 31, 2012, 2011, and 2010 for share-based compensation related to employees and directors was $44, $29 and $30, respectively.

Noncontrolling Interest

Noncontrolling interest in SLP represents the limited partners’ proportionate share of the equity in the operating partnership. Supertel offered to each of the Preferred OP Unit holders the option to extend until October 24, 2012 their right to have units redeemed at $10 per unit. In October 2011, 39,611 units were redeemed at $10 each. The remaining 11,424 units were redeemed in October 2012. See additional information regarding SLP units in Note 11. There were no common operating units redeemed in 2010 or 2012. During 2011, 61,153 SLP common operating units of limited partnership interest were redeemed by unit holders for common shares of SHI.

Concentration of Credit Risk

The Company maintained a major portion of its deposits with Great Western Bank, a Nebraska Corporation at December 31, 2012, 2011 and 2010. The balance on deposit at Great Western Bank exceeded the federal deposit insurance limit; however, management believes that no significant credit risk exists with respect to the uninsured portion of this cash balance.

Supertel Hospitality, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2012, 2011 and 2010

(Dollars in thousands, except per share data)

Note 2. Earnings Per Share

Basic earnings per share (“EPS”) is computed by dividing earnings available to common shareholders by the weighted average number of common shares outstanding. Diluted EPS is computed after adjusting the numerator and denominator of the basic EPS computation for the effects of any dilutive potential common shares outstanding during the period, if any. The computation of basic and diluted earnings per common share is presented below (dollars in thousands, except share and per share amounts):

	For the year ended December 31,
	2012	2011	2010

Basic and Diluted Earnings per Share Calculation:

Numerator:
Net income (loss) attributable to common shareholders:
Continuing operations	$(13,387)	$(7,674)	$(6,373)
Discontinued operations	8	(11,245)	(5,686)

Net loss attributable to common shareholders - total	$(13,379)	$(18,919)	$(12,059)

Denominator:
Weighted average number of common shares - basic and diluted	2,885,041	2,872,218	2,819,548

Basic and Diluted Earnings Per Common Share:
Net income (loss) attributable to common shareholders per weighted average common share:
Continuing operations	$(4.64)	$(2.66)	$(2.25)
Discontinued operations	0.00	(3.93)	(2.03)

Total - Basic and Diluted	$(4.64)	$(6.59)	$(4.28)

The net income (loss) attributable to noncontrolling interest is allocated between continuing and discontinued operations. Additionally, unvested stock awards, warrants, the Series C convertible preferred stock, and the preferred operating units have been omitted from the denominator for the purpose of computing diluted earnings per share for the years ended 2012, 2011, and 2010, since the effects of including these awards in the denominator would be antidilutive due to the loss from continuing operations applicable to common shareholders.

The following table summarizes the weighted average of common stock equivalence of potentially dilutive securities that have been excluded from the denominator for the purpose of computing diluted earnings per share:

	2012	2011	2010
Preferred operating units	1,190	5,554	6,379
Outstanding stock options	27,875	26,938	31,893
Unvested stock awards outstanding	602	—	—
Warrants	3,426,770	37,425	37,426
Series C preferred stock	3,389,344	—	—

Total potentially dilutive securities excluded from the denominator	6,845,781	69,917	75,698

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2012, 2011 and 2010

(Dollars in thousands, except per share data)

Note 3. Acquisitions and Development

During the year ended December 31, 2012 we acquired the following wholly-owned property.

Dowell, Maryland Hilton Garden Inn
Acquisition date	May 25, 2012
Land	$1,400
Building and improvements	9,735
Furniture and equipment	365

Investment in hotel	$11,500

Purchase price	$11,500

Acquisition costs, included in Acquisition, termination expense	$162

The fair values for the assets acquired are reflected in the table above. Included in the consolidated statement of operations for the twelve months ended December 31, 2012 are total revenues of $2.2 million and total net income of $0.6 million.

There were no acquisitions and no properties under construction or redevelopment during 2011 or 2010.

Note 4.	Investments in Hotel Properties

Investments in hotel properties consisted of the following at December 31:

	2012			2011
	Held For Sale	Held For Use	TOTAL	Held For Sale	Held For Use	TOTAL
Land	$9,893	$24,638	$34,531	$14,468	$23,523	$37,991
Acquired below market lease intangibles	943	—	943	952	—	952
Buildings, improvements, vehicle	42,717	153,811	196,528	68,343	146,480	214,823
Furniture and equipment	12,383	34,310	46,693	20,609	32,359	52,968
Construction-in-progress	27	768	795	155	264	419

	65,963	213,527	279,490	104,527	202,626	307,153

Less accumulated depreciation	18,372	70,027	88,399	32,324	65,594	97,918

	$47,591	$143,500	$191,091	$72,203	$137,032	$209,235

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2012, 2011 and 2010

(Dollars in thousands, except per share data)

Note 5.	Net Gains (Losses) on Sales of Properties and Discontinued Operations

In accordance with FASB ASC 205-20 Presentation of Financial Statements – Discontinued Operations, gains, losses and impairment losses on hotel properties sold or classified as held for sale are presented in discontinued operations. Gains, losses and impairment losses for both continuing and discontinued operations are summarized as follows:

	2012	2011	2010

Continuing Operations
Gain on sale of office building	$—	$1,129	$—
Impairment losses	(2,470)	(4,523)	(2,147)
Gain (loss) on sale of assets	3	11	(30)

	(2,467)	(3,383)	(2,177)

Discontinued Operations
Gain on sales of properties	7,872	376	1,414
Impairment losses	(7,702)	(9,785)	(6,051)
Loss on sale of assets	(42)	(64)	(108)

	128	(9,473)	(4,745)

Total	$(2,339)	$(12,856)	$(6,922)

As of December 31, 2012, the Company has 29 properties classified as held for sale. In 2012, 2011 and 2010, the Company sold 15 hotels, six hotels and nine hotels, respectively, resulting in gains of $7,872, $376 and $1,414, respectively. In 2012, 2011, and 2010, the Company recognized net gains (losses) and impairment on the disposition of assets of approximately $131, $(9,462) and $(4,775).

The Company allocates interest expense to discontinued operations for debt that is to be assumed or that is required to be repaid as a result of the disposal transaction. The Company allocated $4,015, $6,134, and $5,719 to discontinued operations for the years ended December 31, 2012, 2011, and 2010, respectively.

The operating results of hotel properties included in discontinued operations are summarized as follows:

	2012	2011	2010
Revenues	$32,190	$38,250	$43,506
Hotel and property operations expenses	(27,356)	(32,606)	(36,523)
Interest expense	(4,015)	(6,134)	(5,719)
Depreciation and amortization expense	(1,767)	(2,994)	(3,855)
General and administrative expense	—	(50)	(71)
Net gain on dispositions of assets	7,830	312	1,306
Impairment loss	(7,702)	(9,785)	(6,051)
Income tax benefit	828	1,714	1,687

	$8	$(11,293)	$(5,720)

Adjustments to Previously Filed Financial Statements

As of December 31, 2012, the Company had 22 hotels classified as held for sale. Subsequent to year end, the Company classified an additional seven hotels as held for sale, bringing the total hotels held for sale to 29. The Company has reflected the results of operations as discontinued operations, and investment in hotels and debt as held for sale for the 29 hotels for all periods presented. The impact of these changes was to increase (decrease) losses from continuing operations by $(1,031), $(2,051) and $28 for the years ended 2012, 2011 and 2010, respectively, compared to the previously filed financial statements.

Note 6.	Impairment Losses

Held for Use

In accordance with FASB ASC 360-10-35 Property Plant and Equipment – Overall – Subsequent Measurement, the Company analyzes its assets for impairment loss when events or circumstances occur that indicate the carrying

Supertel Hospitality, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2012, 2011 and 2010

(Dollars in thousands, except per share data)

amount may not be recoverable. As part of this process, the Company utilizes a two-step analysis to determine whether a trigger event (within the meaning of ASC 360-10-35) has occurred with respect to cash flow of, or a significant adverse change in business climate for, its hotel properties. Quarterly and annually the Company reviews all of its held for use hotels to determine any property whose cash flow or operating performance significantly underperformed from budget or prior year, which the Company has set as a shortfall against budget or prior year as 15% or greater.

At year end the Company applies a second analysis on the entire held for use portfolio. The analysis estimates the expected future cash flows to identify any property whose carrying amount potentially exceeded the recoverable value. (Note that at the end of each quarter, this analysis is performed only on those properties identified in the 15% change analysis). In performing this year end analysis, the Company makes the following assumptions:

•	Holding periods range from three to five years for non-core assets, and ten years for those assets considered as core.

•

Cash flow from trailing twelve months for the individual properties multiplied by the holding period as noted above. The Company does not assume growth rates on cash flows as part of its step one analysis.

•	A revenue multiplier for the terminal value based on an average of historical sales from leading industry brokers of like properties was applied according to the assigned holding period.

During the three months ended December 31, 2012, no trigger events as described in ASC 360-10-35 occurred for any of our held for use hotels. However, a trigger event, as described in ASC 360-10-35, occurred in the second quarter of 2012 for one hotel property held for use in which the carrying value of the hotel exceeded the sum of the undiscounted cash flows expected over its remaining anticipated holding period and from its disposition. The property was then tested to determine if its carrying amount was recoverable. When testing the recoverability for a property, in accordance with FASB ASC 360-10-35 35-29 Property Plant and Equipment – Overall – Subsequent Measurement, Estimates of Future Cash Flows Used to Test a Long-Lived Asset for Recoverability, the Company uses estimates of future cash flows associated with the individual property over its expected holding period and eventual disposition. In estimating these future cash flows, the Company incorporates its own assumptions about its use of the hotel property and expected hotel performance. Assumptions used for the individual hotel were determined by management, based on discussions with our asset management group and our third party management companies. The property was then subjected to a probability-weighted cash flow analysis as described in FASB ASC 360-10-55 Property Plant and Equipment – Overall – Implementation. In this analysis, the Company completed a detailed review of the hotel’s market conditions and future prospects, which incorporated specific detailed cash flow and revenue multiplier assumptions over the remaining expected holding periods, including the probability that the property will be sold. Based on the results of this analysis, it was determined that the Company’s investment in the subject property was not fully recoverable; accordingly, impairment of $2.7 million was recognized.

To determine the amount of impairment on the hotel property identified above, in accordance with FASB ASC 360-10-55, the Company calculated the excess of the carrying value of the property in comparison to its fair market value as of June 30, 2012. Based on this calculation, the Company determined total impairment of $2.7 million existed as of June 30, 2012 on one hotel property. Fair market value was determined with the assistance of independent real estate brokers and revenue multiples based on the Company’s experience with hotel sales in the current year as well as available industry information, considered Level 3 inputs. As the fair market value of the property impaired for the quarter ending June 30, 2012 was determined in part by management estimates, a reasonable possibility exists that future changes to inputs and assumptions could affect the accuracy of management’s estimates and such future changes could lead to recovery of impairment or further possible impairment in the future. No held for use properties had impairment charges during the first quarter ended March 31, 2012. There was $0.3 million of impairment recovery on one property subsequently reclassified as held for use.

During 2011, the analysis above was used to determine that a trigger event occurred for two of our held for use properties, respectively. In each case the carrying value of the hotel exceeded the sum of the undiscounted cash flows expected over its remaining anticipated holding period and from its disposition. Each property was then tested

Supertel Hospitality, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2012, 2011 and 2010

(Dollars in thousands, except per share data)

to determine if the carrying amount was recoverable using property specific assumptions. Based on the results of this analysis, it was determined that the Company’s investment in the subject properties was not fully recoverable; accordingly, impairment of $4.5 million was recognized.

During 2010, a trigger event occurred for one hotel property held for use in which the carrying value of the hotel exceeded the sum of the undiscounted cash flows expected over its remaining anticipated holding period and from its disposition. The property was then tested to determine if its carrying amounts was recoverable. Based on the results of this analysis, it was determined that the Company’s investment in the subject property was not fully recoverable; accordingly, impairment of $2.1 million was recognized.

Held for Sale

During 2012, Level 3 inputs were used to determine impairment losses of $8.2 million on sixteen held for sale properties and six properties sold during 2012. Recovery of previously recorded impairment for which fair value exceeded management’s previous estimates in the amount of $0.2 million was taken on two held for sale properties, and recovery of $0.3 million was taken on six properties at the time of sale.

During 2011, Level 3 inputs were used to determine impairment losses of $10.5 million on eleven held for sale properties and ten properties sold during 2011 and 2012. Recovery of previously recorded impairment for which fair value exceeded management’s previous estimates in the amount of $0.3 million was taken on two held for sale properties, and recovery of $0.4 million was taken on eight properties at the time of sale.

During 2010, Level 3 inputs were used to determine impairment losses of $7.0 million on eight held for sale properties and ten properties sold during 2010, 2011 and 2012. Recovery of previously recorded impairment for which fair value exceeded management’s previous estimates in the amount of $0.3 million was taken on one held for sale hotel, and recovery of $0.6 million was taken on seven properties at the time of sale.

In accordance with ASC 360-10-35 Property Plant and Equipment-Overall-Subsequent Measurement, the Company determines the fair value of an asset held for sale based on the estimated selling price less estimated selling costs. We engage independent real estate brokers to assist us in determining the estimated selling price using a market approach. The estimated selling costs are based on our experience with similar asset sales.

Note 7.	Long-Term Debt

Long-term debt consisted of the following loans payable at December 31:	2012	2011

Revolving credit facility from Great Western Bank, previously evidenced by a promissory note dated December 3, 2008. The revolving line of credit had a limit of $20 million with interest payable monthly. On December 9, 2011, the facility was refinanced into a $12.5 million revolving credit facility and a $7.5 million mortgage loan (see below). The facility bears interest at 5.95% per annum. On February 21, 2012, the maturity was extended to June 30, 2013.	$2,451	$10,443

Mortgage loan payable to Great Western Bank evidenced by a promissory note dated December 9, 2011, in the amount of $7.5 million. The note bears interest at 6% per annum. Principal and interest payments are due in monthly installments with the outstanding principal and interest payable in full on the maturity date. On February 21, 2012, the maturity was extended to June 30, 2013.	$7,296	$7,500

Supertel Hospitality, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2012, 2011 and 2010

(Dollars in thousands, except per share data)

	2012	2011

Mortgage loan payable to Great Western Bank evidenced by a promissory note dated May 5, 2009, in the amount of $10 million. The note bears interest at 6% per annum. Principal and interest payments are due in monthly installments with the outstanding principal and interest payable in full on the maturity date. On February 21, 2012, the maturity was extended to June 30, 2013.	$6,786	$9,244

Mortgage loan payable to Citigroup Global Markets Realty Corp. evidenced by a promissory note dated November 7, 2005, in the amount of $14.8 million. The note bears interest at 5.97% per annum. Principal and interest payments are due in monthly installments with the outstanding principal and interest payable in full on November 11, 2015.	$12,667	$13,030

Mortgage loan payable to GE Franchise Finance Commercial LLC (“GE”) evidenced by a promissory note dated December 31, 2007, in the amount of $7.9 million. The note bears interest at three-month LIBOR plus 2.00% (reset monthly). Monthly installments of principal and interest are due until February 1, 2018 when the remaining principal balance is due. On March 16, 2009, the note was amended to increase the interest rate by 1%. It was further amended on November 9, 2009, to increase the interest rate by an additional 0.5%. The rate as of December 31, 2012 was 3.81%.	$4,572	$4,806

Mortgage loan payable to GE evidenced by a promissory note dated August 18, 2006, in the amount of $17.9 million. On May 1, 2008, the Company converted the loan to a fixed rate equal to the seven-year weekly U.S. dollar interest rate swap plus 1.98%. Monthly installments of principal and interest are due until September 1, 2016 when the remaining principal balance is due. On March 16, 2009, the note was amended to increase the interest rate by 1%. It was further amended on November 9, 2009, to increase the interest rate by an additional 0.5%. The rate as of December 31, 2012 was 7.17%.	$15,943	$16,343

Mortgage loan payable to GE evidenced by a promissory note dated January 5, 2007, in the amount of $15.6 million. On May 1, 2008, the Company converted the loan to a fixed rate equal to the seven-year weekly U.S. dollar interest rate swap plus 1.98%. Monthly installments of principal and interest are due until February 1, 2017 when the remaining principal balance is due. On March 16, 2009, the note was amended to increase the interest rate by 1%. It was further amended on November 9, 2009, to increase the interest rate by an additional 0.5%. The rate as of December 31, 2012 was 7.17%.	$12,261	$12,674

Supertel Hospitality, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2012, 2011 and 2010

(Dollars in thousands, except per share data)

	2012	2011

Mortgage loan payable to GE evidenced by a promissory note dated February 6, 2007, in the amount of $3.4 million. On May 1, 2008, the Company converted the loan to a fixed rate equal to the seven-year weekly U.S. dollar interest rate swap plus 1.98%. Monthly installments of principal and interest are due until March 1, 2017 when the remaining principal balance is due. On March 16, 2009, the note was amended to increase the interest rate by 1%. It was further amended on November 9, 2009, to increase the interest rate by an additional 0.5%. The rate as of December 31, 2012 was 7.17%.	$3,102	$3,173

Mortgage loan payable to GE evidenced by a promissory note dated May 16, 2007, in the amount of $27.8 million. On May 1, 2008, the Company converted the loan to a fixed rate equal to the seven-year weekly U.S. dollar interest rate swap plus 1.98%. Monthly installments of principal and interest are due until June 1, 2017, when the remaining principal balance is due. On March 16, 2009, the note was amended to increase the interest rate by 1%. It was further amended on November 9, 2009, to increase the interest rate by an additional 0.5%. The rate as of December 31, 2012 was 7.69%.	$9,725	$13,562

Mortgage loan payable to Wachovia Bank evidenced by a promissory note dated February 4, 1998, in the amount of $2.5 million, assumed by the Company on April 4, 2007 with a remaining principal balance of $2.0 million. The note bears interest at 7.375% per annum. Principal and interest payments are due in monthly installments with the outstanding principal and interest payable in full on March 1, 2020.	$1,357	$1,481

Mortgage loan payable to Wachovia Bank evidenced by a promissory note dated February 4, 1998, in the amount of $2.8 million, assumed by the Company on April 4, 2007 with a remaining principal balance of $2.2 million. The note bears interest at 7.375% per annum. Principal and interest payments are due in monthly installments with the outstanding principal and interest payable in full on March 1, 2020.	$1,493	$1,629

Mortgage loan payable to Wachovia Bank evidenced by a promissory note dated February 4, 1998, in the amount of $4.2 million, assumed by the Company on April 4, 2007 with a remaining principal balance of $3.3 million. The note bears interest at 7.375% per annum. Principal and interest payments are due in monthly installments with the outstanding principal and interest payable in full on March 1, 2020.	$2,270	$2,478

Mortgage loan payable to Wachovia Bank evidenced by a promissory note dated February 4, 1998, in the amount of $5.1 million, assumed by the Company on April 4, 2007 with a remaining principal balance of $4.0 million. The note bears interest at 7.375% per annum. Principal and interest payments are due in monthly installments with the outstanding principal and interest payable in full on March 1, 2020.	$2,771	$3,024

Supertel Hospitality, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2012, 2011 and 2010

(Dollars in thousands, except per share data)

	2012	2011

Mortgage loan payable to GE evidenced by a promissory note dated January 2, 2008, in the amount of $3.4 million. The note bears interest at the 90-day London Interbank Offered Rate plus a margin of 2% (reset monthly). Monthly installments of principal and interest are due until February 1, 2018 when the remaining principal balance is due. On March 16, 2009, the note was amended to increase the interest rate by 1%. It was further amended on November 9, 2009, to increase the interest rate by an additional 0.5%. The rate as of December 31, 2012 was 3.81%.	$3,087	$3,228

Mortgage loan payable to GE evidenced by a promissory note dated January 2, 2008 in the amount of $4.4 million. The note bears interest at the 90-day London Interbank Offered Rate plus a margin of 2% (reset monthly). Monthly installments of principal and interest are due until February 1, 2018 when the remaining principal balance is due. On March 16, 2009, the note was amended to increase the interest rate by 1%. It was further amended on November 9, 2009, to increase the interest rate by an additional 0.5%. The rate as of December 31, 2012 was 3.81%.	$3,977	$4,159

Mortgage loan payable to GE evidenced by a promissory note dated January 31, 2008 in the amount of $2.5 million, dated January 31, 2008. The note bears interest at the 90-day London Interbank Offered Rate plus a margin of 2.56% (reset monthly). Monthly installments of principal and interest are due until February 1, 2018 when the remaining principal balance is due. On March 16, 2009, the note was amended to increase the interest rate by 1%. It was further amended on November 9, 2009, to increase the interest rate by an additional 0.5%. The rate as of December 31, 2012 was 4.37%.	$2,235	$2,363

Mortgage loan payable to Elkhorn Valley Bank evidenced by a promissory note dated June 7, 2011, in the amount of $3.1 million . The note bears interest at 6.25%. Monthly principal and interest payments are due through maturity, with the balance of the loan payable on June 15, 2016.	$2,923	$3,059

Mortgage loan payable to Morgan Stanley Mortgage Capital Holdings, LLC evidenced by a promissory note dated November 2, 2012, in the amount of $30.6 million. The note bears interest at 5.83%. Monthly principal and interest payments are due through maturity, with the balance of the loan payable on December 1, 2017.	$30,622	$—

Mortgage loan payable to Elkhorn Valley Bank and Trust evidenced by a promissory note dated October 10, 2012, in the amount of $1.2 million. The note bears interest at 5.5%. Monthly interest payments are due through maturity, with the balance of the loan payable on October 15, 2014.	$1,142	$—

Mortgage loan payable to Cantor Commercial Real Estate Lending evidenced by a promissory note dated October 12, 2012, in the amount of $6.2 million. The note bears interest at 4.25%. Monthly principal and interest payments are due through maturity, with the balance of the loan payable on November 6, 2017.	$6,141	$—

Supertel Hospitality, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2012, 2011 and 2010

(Dollars in thousands, except per share data)

	2012	2011

Mortgage loan payable to Greenwich Capital Financial Products, Inc. (“Greenwich”) evidenced by a promissory note dated November 26, 2002, in the amount of $40 million. The note bears interest at 7.50% per annum. Monthly principal and interest payments are payable through maturity on December 1, 2012, at which point the remaining principal and accrued interest are due. This note was paid off in November 2012 with proceeds from the loan with Morgan Stanley (see above).	$—	$29,406

Mortgage loan payable to Great Western Bank evidenced by a promissory note dated December 3, 2008, in the amount of $14 million. The note bears interest at 6% per annum. Principal and interest payments are due in monthly installments with the outstanding principal and interest payable in full on the maturity date. On February 21, 2012, the maturity was extended to June 30, 2013. This note was paid in full on December 27, 2012.	$—	$9,830

Credit facility from Wells Fargo Bank for up to $12 million previously evidenced by a promissory note dated September 28, 2007. The note was modified on March 16, 2009 to reduce the amount available for borrowing to $9.5 million and eliminate the revolving feature. The note was sold to Fredericksburg North Investors, LLC on November 21, 2011. The note was paid in full on February 16, 2012.	$—	$2,120

Mortgage loan payable to GE evidenced by a promissory note dated January 2, 2008, in the amount of $6.8 million. The note bears interest at the 90-day London Interbank Offered Rate plus a margin of 2% (reset monthly). Monthly installments of principal and interest are due until February 1, 2018 when the remaining principal balance is due. On March 16, 2009, the note was amended to increase the interest rate by 1%. It was further amended on November 9, 2009, to increase the interest rate by an additional 0.5%. This note was paid off on December 31, 2012.	$—	$6,460

Mortgage loan payable to GE evidenced by a promissory note dated January 2, 2008, in the amount of $1.1 million. The note bears interest at the 90-day London Interbank Offered Rate plus a margin of 2% (reset monthly). Monthly installments of principal and interest are due until February 1, 2018 when the remaining principal balance is due. On March 16, 2009, the note was amended to increase the interest rate by 1%. It was further amended on November 9, 2009, to increase the interest rate by an additional 0.5%. This note was paid off in December 2012.	$—	$1,050

Mortgage loan payable to Elkhorn Valley Bank evidenced by a promissory note dated September 20, 2011, in the amount of $0.96 million. The note bears interest at 5.75%. Monthly principal and interest payments are due through maturity, with the balance of the loan payable on September 15, 2013. The note was paid in July 2012.	$—	$943

Supertel Hospitality, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2012, 2011 and 2010

(Dollars in thousands, except per share data)

	2012	2011

Mortgage loan payable to First National Bank of Omaha evidenced by a promissory note dated January 26, 2010, in the amount of $0.8 million. The note bears interest at the one month London Interbank Offered Rate plus 4.0 percentage points with a 5.0% floor. The rate as of December 31, 2011 was 5.0%. Monthly interest payments are due through maturity, with the balance of the loan due on the maturity date. On March 1, 2012, the maturity of the note was extended to May 1, 2012. The note was paid in full in April of 2012.	$—	$840

Mortgage loan payable to Elkhorn Valley Bank evidenced by a promissory note dated November 9, 2011, in the amount of $5.0 million. The note bears interest at 5.75%. Monthly interest payments are due through maturity, with the balance of the loan payable on June 1, 2012. The loan was paid in full on February 3, 2012.	$—	$3,000

Total Debt	$132,821	$165,845

The long-term debt is secured by 82 and 100 of the Company’s hotel properties, as of December 31, 2012 and 2011, respectively. The Company’s debt agreements contain requirements as to the maintenance of minimum levels of debt service and fixed charge coverage and required loan-to-value and leverage ratios, and place certain restrictions on dividends.

Financial Covenants

The key financial covenants for certain of our loan agreements and compliance calculations as of December 31, 2012 are discussed below (each such covenant is calculated pursuant to the applicable loan agreement). As of December 31, 2012, we were in compliance with the financial covenants. As a result, we are not in default of any of our loans. The interest expense amounts in the following calculations were adjusted to reflect the current allocation of interest between continuing and discontinued operations. This change does not impact the compliance.

(dollars in thousands)	December 31, 2012	December 31, 2012
Great Western Bank Covenants	Requirement	Calculation
Consolidated debt service coverage ratio calculated as follows: *	≥1.05:1
Adjusted NOI (A) / Debt service (B)
Net loss per financial statements		(10,220)
Net adjustments per loan agreement		29,646

Adjusted NOI per loan agreement (A)		$19,426

Interest expense per financial statements - continuing operations		6,045
Interest expense per financial statements - discontinued operations		4,015

Total interest expense per financial statements		$10,060

Net adjustments per loan agreement		4,045

Debt service per loan agreement (B)		$14,105

Consolidated debt service coverage ratio		1.38:1

*	Calculations based on prior four quarters

Supertel Hospitality, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2012, 2011 and 2010

(Dollars in thousands, except per share data)

(dollars in thousands)	December 31, 2012	December 31, 2012
Great Western Bank Covenants	Requirement	Calculation
Loan-specific debt service coverage ratio calculated as follows: *	≥ 1.20:1
Adjusted NOI (A) / Debt service (B)
Net loss per financial statements		(10,220)
Net adjustments per loan agreement		13,039

Adjusted NOI per loan agreement (A)		$2,819

Interest expense per financial statements - continuing operations		6,045
Interest expense per financial statements - discontinued operations		4,015

Total interest expense per financial statements		$10,060

Net adjustments per loan agreement		(7,778)

Debt service per loan agreement (B)		$2,282

Loan-specific debt service coverage ratio		1.24:1

*	Calculations based on prior four quarters

	December 31,	December 31,
(dollars in thousands)	2012	2012
Great Western Bank Covenants	Requirement	Calculation
Consolidated loan to value ratio calculated as follows:	≤ 70.0%
Loan balance (A) / Value (B)
Loan balance (A)		$132,821
Value (B)		$262,891

Consolidated loan to value ratio		50.5%

(dollars in thousands)	December 31, 2012	December 31, 2012
Great Western Bank Covenants	Requirement	Calculation
Loan-specific loan to value ratio calculated as follows: *	≤ 70.0%
Loan balance (A) / Value (B)
Loan balance (A)		$16,533
Value (B)		$40,091

Loan-specific loan to value ratio		41.2%

Supertel Hospitality, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2012, 2011 and 2010

(Dollars in thousands, except per share data)

(dollars in thousands)	December 31, 2012	December 31, 2012
Great Western Bank Covenants	Requirement	Calculation
Consolidated leverage ratio calculated as follows:	≤ 4.25
Total liabilities (A) / Tangible net worth (B)
Total liabilities per financial statements and loan agreement (A)		$157,534

Total assets per financial statements		201,847
Total liabilities per financial statements		157,534

Tangible net worth per loan agreement (B)		$44,313

Consolidated Leverage Ratio:		3.56

The Great Western Bank credit facilities also require that we not pay dividends in excess of 75% of our funds from operations per year. The credit facilities with Great Western Bank currently consist of a $12.5 million revolving credit facility and term loans in the original principal amount of $10 million and $7.5 million. The credit facilities provide for $12.5 million of availability under the revolving credit facility, subject to the limitation that the loans available to us through the revolving credit facility and term loans may not exceed the lesser of (a) an amount equal to 70% of the total appraised value of the hotels securing the credit facilities and (b) an amount that would result in a loan-specific debt service coverage ratio of less than 1.20 to 1. At December 31, 2012, the credit facilities remained fully available to the Company, and the outstanding balance under the revolving credit facility was $2.5 million.

	December 31,	December 31,
(dollars in thousands)	2012	2012
GE Covenants	Requirement	Calculation
Loan-specific fixed charge coverage ratio calculated as follows: *	≥ 1.00:1
Adjusted EBITDA (A) / Fixed charges (B)
Net loss per financial statements		(10,220)
Net adjustments per loan agreement		17,142

Adjusted EBITDA per loan agreement (A)		$6,922

Interest expense per financial statements - continuing operations		6,045
Interest expense per financial statements - discontinued operations		4,015

Total interest expense per financial statements		$10,060

Net adjustments per loan agreement		(4,313)
Fixed charges per loan agreement (B)		$5,747

Loan-specific fixed charge coverage ratio		1.20:1

*	Calculations based on prior four quarters

Supertel Hospitality, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2012, 2011 and 2010

(Dollars in thousands, except per share data)

	December 31,	December 31,
(dollars in thousands)	2012	2012
GE Covenants	Requirement	Calculation
Loan-specific loan to value ratio calculated as follows:	≤ 80%
Loan balance (A) / Value (B)
Loan balance (A)		$54,902

Value (B)		$72,130

Loan-specific loan to value ratio		76.1%

	December 31,	December 31,
(dollars in thousands)	2012	2012
GE Covenants	Requirement	Calculation

Before dividend consolidated fixed charge coverage ratio calculated as follows: *	≥ 1.10:1
Adjusted EBITDA (A) / Fixed charges (B)
Net loss per financial statements		(10,220)
Net adjustments per loan agreement		25,186

Adjusted EBITDA per loan agreement (A)		$14,966

Interest expense per financial statements - continuing operations		6,045
Interest expense per financial statements - discontinued operations		4,015

Total interest expense per financial statements		$10,060

Net adjustments per loan agreement		2,995
Fixed charges per loan agreement (B)		$13,055

Before dividend consolidated fixed charge coverage ratio		1.15:1

*	Calculations based on prior four quarters

Supertel Hospitality, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2012, 2011 and 2010

(Dollars in thousands, except per share data)

	December 31,	December 31,
(dollars in thousands)	2012	2012
GE Covenants	Requirement	Calculation

After dividend consolidated fixed charge coverage ratio calculated as follows: *	≥ 0.90:1
Adjusted EBITDA (A) / Fixed charges (B)
Net loss per financial statements		(10,220)
Net adjustments per loan agreement		25,186

Adjusted EBITDA per loan agreement (A)		$14,966

Interest expense per financial statements - continuing operations		6,045
Interest expense per financial statements - discontinued operations		4,015

Total interest expense per financial statements		$10,060

Net adjustments per loan agreement		6,164
Fixed charges per loan agreement (B)		$16,224

After dividend consolidated fixed charge coverage ratio		0.92:1

*	Calculations based on prior four quarters

The financial covenants under our loan facilities with GE Franchise Finance Commercial LLC (“GE”) require that, through the term of the loans, we maintain: (a) a minimum before dividend fixed charge coverage ratio (FCCR) with respect to our GE encumbered properties (based on a rolling 12-month period) of 1.00:1 as of December 31, 2012, which requirement increases quarterly thereafter to 1.30:1 as of December 31, 2015; (b) a maximum loan to value ratio with respect to our GE-encumbered properties of 80% as of December 31, 2012, which requirement decreases quarterly thereafter to 60% as of December 31, 2015; (c) a minimum before dividend consolidated FCCR (based on a rolling 12-month period) of 1.10:1 as of December 31, 2012, which requirement increases quarterly thereafter to 1.30:1 as of December 31, 2014; and (d) a minimum after dividend consolidated FCCR (based on a rolling 12-month period) of 0.90:1 as of December 31, 2012, which requirement increases quarterly thereafter to 1.00:1 as of December 31, 2013.

If we fail to pay our indebtedness when due, fail to comply with covenants or otherwise default on our loans, unless waived, we could incur higher interest rates during the period of such loan defaults, be required to immediately pay our indebtedness and ultimately lose our hotels through lender foreclosure if we are unable to obtain alternative sources of financing with acceptable terms. Our Great Western Bank and GE facilities contain cross-default provisions which would allow Great Western Bank and GE to declare a default and accelerate our indebtedness to them if we default on our other loans, and such default would permit that lender to accelerate our indebtedness under any such loan. We are not in default of any of our loans.

Supertel Hospitality, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2012, 2011 and 2010

(Dollars in thousands, except per share data)

At December 31, 2012, we had long-term debt of $93.4 million associated with assets held for use, consisting of notes and mortgages payable, with a weighted average term to maturity of 4.1 years and a weighted average interest rate of 5.7%. The weighted average fixed rate was 6.1%, and the weighted average variable rate was 4.2%. Debt held on properties in continuing operations is classified as held for use. Debt is classified as held for sale if the properties collateralizing it are included in discontinued operations. Debt associated with assets held for sale is classified as a short-term liability due within the next year irrespective of whether the notes and mortgages evidencing such debt mature within the next year. Aggregate annual principal payments on debt associated with assets held for use for the next five years and thereafter, and debt associated with assets held for sale, are as follows:

	2012
	Held For Sale	Held For Use	TOTAL
2013	$39,461	$15,915	$55,376
2014	—	3,352	3,352
2015	—	14,989	14,989
2016	—	3,303	3,303
2017	—	43,517	43,517
Thereafter	—	12,284	12,284

	$39,461	$93,360	$132,821

At December 31, 2012, we had $55.4 million of principal due in 2013. Of this amount, $19.7 million of the principal due is associated with either assets held for use or assets held for sale, and matures in 2013 pursuant to the notes and mortgages evidencing such debt. The remaining $35.7 million is associated with assets held for sale and is not contractually due in 2013 unless the related assets are sold. The maturities comprising the $19.7 million consist of:

•	a $7.3 million balance on a term loan with Great Western Bank;

•	a $6.8 million balance on a term loan with Great Western Bank;

•	a $2.4 million balance on a revolving line of credit with Great Western Bank; and

•	approximately $3.2 million of principal amortization on mortgage loans.

We believe the debt with Great Western Bank will be refinanced with Great Western Bank on acceptable terms.

The carrying value and estimated fair value of the Company’s debt, as of December 31, 2012, are presented in the table below:

	Carrying Value		Estimated Fair Value
	12/31/2012	12/31/2011	12/31/2012	12/31/2011

Continuing operations	$93,360	$96,362	$97,631	$97,253
Discontinued operations	39,461	69,483	41,528	71,193

Total	$132,821	$165,845	$139,159	$168,446

The fair values were estimated by discounting future cash payments to be made at rates that approximate rates currently offered for loans with similar maturities.

Note 8.	Income Taxes

The RMA was included in the Tax Relief Extension Act of 1999, which was enacted into law on December 17, 1999. The RMA includes numerous amendments to the provisions governing the qualification and taxation of REITs, and these amendments were effective January 1, 2001. One of the principal provisions included in the Act provides for the creation of TRS. TRS’s are corporations that are permitted to engage in nonqualifying REIT activities. A REIT is permitted to own up to 100% of the voting stock in a TRS. Previously, a REIT could not own more than 10% of the voting stock of a corporation conducting nonqualifying activities. Relying on this legislation, in November 2001, the Company formed the TRS Lessee.

As a REIT, the Company generally will not be subject to corporate level federal income tax on taxable income it distributes currently to stockholders. If the Company fails to qualify as a REIT in any taxable year, it will

Supertel Hospitality, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2012, 2011 and 2010

(Dollars in thousands, except per share data)

be subject to federal income taxes at regular corporate rates (including any applicable alternative minimum tax) and may not be able to qualify as a REIT for four subsequent taxable years. Even if the Company qualifies for taxation as a REIT, it may be subject to certain state and local taxes on its income and property and to federal income and excise taxes on its undistributed taxable income. In addition, taxable income of a TRS is subject to federal, state and local income taxes.

In connection with the Company’s election to be taxed as a REIT, it has also elected to be subject to the “built-in gain” rules on the assets formerly held by the old Supertel. Under these rules, taxes will be payable at the time and to the extent that the net unrealized gains on assets at the date of conversion to REIT status are recognized in taxable dispositions of such assets in the ten-year period following conversion. The ten-year period ended November 1, 2011.

At December 31, 2012, the income tax bases of the Company’s assets and liabilities excluding those of TRS were approximately $213,219 and $116,225, respectively; at December 31, 2011, they were approximately $237,775 and $150,572, respectively.

We have provided a valuation allowance against our deferred tax asset at December 31, 2012 that results in no net deferred tax asset at December 31, 2012 due to the uncertainty of realization (because of historical operating losses). The TRS net operating loss carryforward from December 31, 2012 as determined for federal income tax purposes was approximately $16.5 million. The availability of such loss carryforward will begin to expire in 2022.

Income tax expense (benefit) from continuing operations for the years ended December 31, 2012, 2011 and 2010 consists of the following:

	2012			2011			2010
	Federal	State	Total	Federal	State	Total	Federal	State	Total

Current	$5,659	$653	$6,312	$—	$—	$—	$—	$—	$—
Deferred	105	21	126	(160)	(30)	(190)	(59)	(11)	(70)

Total income tax benefit	$5,764	$674	$6,438	$(160)	$(30)	$(190)	$(59)	$(11)	$(70)

The actual income tax expense (benefit) from continuing operations of the TRS for the years ended December 31, 2012, 2011 and 2010 differs from the “expected” income tax expense (benefit) (computed by applying the appropriate U.S. federal income tax rate of 34% to earnings before income taxes) as a result of the following:

	2012	2011	2010

Computed “expected” income tax benefit	$110	$(170)	$(106)
State income taxes, net Federal income tax benefit	14	(20)	(12)
Valuation Expense	6,337	—	—
Other	(23)	—	48

Total income tax benefit	$6,438	$(190)	$(70)

Supertel Hospitality, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2012, 2011 and 2010

(Dollars in thousands, except per share data)

The continuing and discontinued combined tax effects of temporary differences that give rise to significant portions of the deferred tax assets and the deferred tax liability at December 31, 2012, 2011 and 2010 are as follows:

	2012	2011	2010
Deferred tax assets:
Expenses accrued for consolidated financial statement purposes, nondeductible for tax return purposes	$234	$326	$297

Net operating losses carried forward for federal income tax purposes	6,289	5,524	3,827

	6,523	5,850	4,124

Valuation allowance	(6,337)	—	—

Total deferred tax assets	186	5,850	4,124

Deferred liabilities:
Tax depreciation in excess of book depreciation	186	240	418

Total deferred tax liabilities	186	240	418

Net deferred tax assets	$—	$5,610	$3,706

The TRS has estimated its income tax benefit using a combined federal and state rate of approximately 38%. As of the year ended 2012, 2011 and 2010 the TRS had net deferred tax assets of $6.3 million, $5.6 million and $3.7 million, respectively, primarily due to current and past years’ tax net operating losses offset by valuation allowances. These loss carryforwards will begin to expire in 2022 through 2032. In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Because of the uncertainty surrounding our ability to realize the future benefit of these assets, we have provided a 100% valuation allowance as of December 31, 2012. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income. The Company considers projected scheduled reversal of deferred income tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. These estimates of future taxable income inherently require significant judgment. Management uses historical experience and short and long-range business forecasts to develop such estimates. Further, we employ various prudent and feasible tax planning strategies to facilitate the recoverability of future deductions. A cumulative loss in recent years is a significant piece of evidence with respect to realizability that outweighs the other evidence. A cumulative loss for recent years exists because of the company’s net operating losses in both the current year and prior two years. Although the company does believe that it will be able to recover the tax loss benefit based on the current and future strategic direction of the company, the company understands that as the loss years continue, the realizability of deferred taxes is impacted. As a result of this analysis the company believes that a valuation allowance is necessary for the deferred tax asset and liability as of December 31, 2012. The valuation of deferred tax assets requires judgment in assessing the likely future tax consequences of events that have been recognized in our financial statements or tax returns and future profitability. Our accounting for deferred tax consequences represents our best estimate of those future events. Changes in our current estimates, due to unanticipated events or otherwise, could have a material impact on our financial condition and results of operations.

There was no valuation allowance at December 31, 2011 or 2010. An allowance of $6.3 million was provided at December 31, 2012. As of December 31, 2012, the tax years that remain subject to examination by major tax jurisdictions generally include 2009 through 2011.

Dividends Paid

There were no dividends paid on the common stock during the years ended December 31, 2012, 2011 and 2010.

Supertel Hospitality, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2012, 2011 and 2010

(Dollars in thousands, except per share data)

Note 9.	Commitments and Contingencies and Other Related Party Transactions

HMA, Strand, Kinseth, Cherry Cove and HLC, independent contractors, manage our hotels pursuant to hotel management agreements with TRS Lessee. The management agreements provide that the management companies have control of all operational aspects of the hotels, including employee-related matters. HMA, Strand, Kinseth, Cherry Cove and HLC must generally maintain each hotel in good repair and condition and make routine maintenance, repairs and minor alterations. Additionally, the management companies must operate the hotels in accordance with third party franchise agreements that cover the hotels, which includes using franchisor sales and reservation systems as well as abiding by franchisors’ marketing standards. HMA, Strand, Kinseth, Cherry Cove and HLC may not assign their management agreements without our consent. For further information regarding terms of the agreements see Note 1.

The management agreements generally require TRS Lessee to fund debt service, working capital needs, capital expenditures and to reimburse the management companies for all budgeted direct operating costs and expenses incurred in the operation of the hotels. TRS Lessee is responsible for obtaining and maintaining insurance policies with respect to the hotels.

The remaining amount due to Royco Hotels as financial settlement of the lawsuit and fees owed to Royco Hotels as termination fees for hotels that have been sold is $120.

With the exception of certain events of default as to which no grace period exists, if an event of default occurs and continues beyond the grace period set forth in the management agreement, the non-defaulting party has the option of terminating the agreement.

The management agreements provide that each party, subject to certain exceptions, indemnifies and holds harmless the other party against any liabilities stemming from certain negligent acts or omissions, breach of contract, willful misconduct or tortuous actions by the indemnifying party or any of its affiliates.

In an effort to meet the Company’s short-term liquidity needs, and because of the difficulty encountered in obtaining sources of borrowing to meet such needs, on November 10, 2011 the Audit Committee of the Board of Directors, then consisting of Messrs. Jung, Whittemore, and Zwerdling, approved a proposal for the purchase by four of the Company directors, Messrs. Borgmann, Dayton, Latham, and Walters (the “Purchasing Directors”), of the Amended and Restated Master Promissory Note maturing November 30, 2011 from Wells Fargo Bank, National Association (the “Note”) for the balance owed of principal and interest in the amount of $2.1 million.

The Purchasing Directors purchased the Note from Wells Fargo on November 21, 2011. The Note was secured by two of the Company’s hotels and the Purchasing Directors released one of the hotels from security for the Note so that it could be used as security by the Company to obtain a $5.0 million line of credit with Elkhorn Valley Bank. Each of the Purchasing Directors also separately guaranteed $0.75 million of the line of credit (the “Elkhorn Line of Credit”).

The Audit Committee approved an amendment of the Note to extend its maturity to May 31, 2012 and to increase the per annum interest rate of 4.5% to 10% as consideration for the Purchasing Directors releasing the Company’s hotel from security for the Note. As consideration for the personal guaranties by the Purchasing Directors of Elkhorn Line of Credit, the Audit Committee approved payment of a fee of 2% per annum of the amount of their personal guaranties.

Proceeds from the sale of the Series C preferred stock were used in February 2012 to repay the Note and the Elkhorn Line of Credit, and the Purchasing Directors were released from their personal guaranties. Each of the Purchasing Directors received $13 in interest payments on the Note and a $4 fee for their personal guarantee of the Elkhorn Line of Credit.

Supertel Hospitality, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2012, 2011 and 2010

(Dollars in thousands, except per share data)

Litigation

Various claims and legal proceedings arise in the ordinary course of business and may be pending against the Company and its properties. Based upon the information available, the Company believes that the resolution of any of these claims and legal proceedings should not have a material adverse affect on its consolidated financial position, results of operations or cash flows.

Other

The Company assumed land lease agreements in conjunction with the purchase of two hotels. One lease requires monthly payments of the greater of $2 or 5% of room revenue through November 2091. A second lease requires annual payments of $34, with approximately $3 increases every five years throughout twelve renewal periods. Land lease expense from continuing operations totaled approximately $86, $97 and $95 in 2012, 2011 and 2010, respectively, and is included in property operating expense.

The Company entered into office lease agreements in May of 2010 and December of 2011. The two office leases mature in 2016 with the option to renew an additional five years. Office lease expense totaled $161, $59, and $14 during 2012, 2011, and 2010 respectively.

As of December 31, 2012, the future minimum lease payments applicable to non-cancellable operating leases are as follows:

Lease rents
2013	227
2014	228
2015	229
2016	215
2017	61
Thereafter	3,745

$4,705

The land leases reflected in the table above represent continuing operations. In addition, the Company has three land leases associated with properties in discontinued operations. These three properties are expected to be sold in the next 12 months. The annual lease payments of $127 are not included in the table above.

The Company as of December 31, 2012 has agreements with a restaurant and a cell tower operator for leased space at our hotel locations related to continuing operations. The restaurant lease has a maturity date of 2020, and the cell tower lease has a maturity date of 2016. The restaurant lease has an escalation clause. The escalation is based on percentages of gross sales. The restaurant and cell tower lease income from continuing operations totaled approximately $265, $275 and $269 in 2012, 2011 and 2010, respectively, and is included in room rentals and other hotel services.

As of December 31, 2012, the future minimum lease receipts from the non-cancellable restaurants and cell tower leases are as follows:

Lease receipts
2013	122
2014	122
2015	122
2016	118
2017	108
Thereafter	325

$917

Supertel Hospitality, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2012, 2011 and 2010

(Dollars in thousands, except per share data)

Note 10.	Series B Redeemable Preferred Stock

On June 3, 2008 the Company offered and sold 332,500 shares of 10.0% Series B Cumulative Preferred Stock. The shares were sold for $25.00 per share and bear a liquidation preference of $25.00 per share. Underwriting and other costs of the offering totaled approximately $0.6 million to the Company. The net proceeds plus additional cash were used by the Company to pay an $8.5 million bridge loan with General Electric Capital Corporation. At December 31, 2012, 332,500 shares of 10.0% Series B preferred stock remained outstanding.

Dividends on the Series B preferred stock are cumulative and are payable quarterly in arrears on each March 31, June 30, September 30 and December 31, or, if not a business day, the next succeeding business day, at the annual rate of 10.0% of the $25.00 liquidation preference per share, equivalent to a fixed annual amount of $2.50 per share. Dividends on the Series B preferred stock accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends, whether or not such dividends are declared and whether or not such dividends are prohibited by agreement. Accrued but unpaid dividends on the Series B preferred stock will not bear interest.

The Series B preferred stock will, with respect to dividend rights and rights upon the Company’s liquidation, dissolution or winding up, rank: (a) senior to the Company’s common stock, (b) senior to all classes or series of preferred stock issued by the Company and ranking junior to the Series B preferred stock with respect to dividend rights or rights upon the Company’s liquidation, dissolution or winding up, (c) on a parity with the Company’s Series A preferred stock and with all classes or series of preferred stock issued by the Company and ranking on a parity with the Series B preferred stock with respect to dividend rights or rights upon the Company’s liquidation, dissolution or winding up and junior to all of the Company’s existing and future indebtedness.

The Company will not pay any distributions, or set aside any funds for the payment of distributions, on its common shares, unless it has also paid (or set aside for payment) the full cumulative distributions on the preferred shares for the current and all past dividend periods. The Series B preferred stock has no stated maturity and is not subject to any sinking fund or mandatory redemption (except as described below).

The Series B preferred stock is not redeemable prior to June 3, 2013, except in certain limited circumstances relating to the maintenance of the Company’s ability to qualify as a REIT as provided in the Company’s articles of incorporation or a change of control (as defined in the Company’s amendment to its articles of incorporation establishing the Series B preferred stock). The Company may redeem the Series B preferred stock, in whole or in part, at any time or from time to time on or after June 3, 2013 for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends. Also, upon a change of control, each outstanding share of the Company’s Series B preferred stock will be redeemed for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends. At December 31, 2012, no events have occurred that would lead the Company to believe redemption of the preferred stock, due to a change of control or failure to maintain its REIT qualification, is probable.

Supertel Hospitality, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2012, 2011 and 2010

(Dollars in thousands, except per share data)

Note 11.	Noncontrolling Interest of Common and Preferred Units in SLP

At December 31, 2012, 97,008 of SLP’s common operating partnership units (“Common OP Units”) were outstanding. The redemption values for the Common OP Units are $99 and $64 for 2012 and 2011 respectively. Each limited partner of SLP may, subject to certain limitations, require that SLP redeem all or a portion of his or her Common OP Units, at any time after a specified period following the date the units were acquired, by delivering a redemption notice to SLP. When a limited partner tenders Common OP Units to SLP for redemption, the Company can, in its sole discretion, choose to purchase the units for either (1) one share of Company common stock for each eight units redeemed (subject to certain adjustments) or (2) cash in an amount equal to the market value of the number of shares of Company common stock the limited partner would have received if the Company chose to purchase the units for common stock. During 2012, 2011, and 2010, 0, 61,153, and 0, respectively, Common OP Units were redeemed for common shares of SHI.

At December 31, 2012, none of SLP’s preferred operating partnership units (“Preferred OP Units”) were outstanding. The Preferred OP Units received a preferred dividend distribution of $1.10 per preferred unit annually, payable on a monthly basis and did not participate in the allocations of profits and losses of SLP. In October 2012 and 2011, 11,424 and 39,611 units, respectively were redeemed at $10 each.

Noncontrolling Interest Reconciliation of Common and Preferred Units

	Redeemable Noncontrolling Interest	Noncontrolling Interest	Total Noncontrolling Interest
Balance at January 1, 2010	$511	$408	$919

Partner draws	(56)	—	(56)
Noncontrolling interest	56	(73)	(17)

Balance at December 31, 2010	$511	$335	$846

Partner draws	(49)	—	(49)
Conversion of OP units	(397)	(119)	(516)
Noncontrolling interest	49	(81)	(32)

Balance at December 31, 2011	$114	$135	$249

Partner draws	(10)	—	(10)
Conversion of OP units	(114)	—	(114)
Noncontrolling interest	10	(20)	(10)

Balance at December 31, 2012	$—	$115	$115

Note 12.	Common and Series A Preferred Stock

The Company’s common stock is duly authorized, full paid and non-assessable. At December 31, 2012 and 2011, members of the Board of Directors and executive officers owned approximately 14.2% and 18.5%, respectively, of the Company’s outstanding common stock.

At December 31, 2012, 97,008 of SLP’s common operating partnership units (“Common OP Units”) were outstanding. The redemption value for the Common OP Units was $99 and $64, respectively, as of December 31, 2012 and 2011. Each limited partner of SLP may, subject to certain limitations, require that SLP redeem all or a portion of his or her Common OP Units, at any time after a specified period following the date the units were acquired, by delivering a redemption notice to SLP. When a limited partner tenders Common OP Units to SLP for redemption, the Company can, in its sole discretion, choose to purchase the units for either (1) a number of shares of Company common stock equal to the number of units redeemed (subject to certain adjustments) or (2) cash in an

Supertel Hospitality, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2012, 2011 and 2010

(Dollars in thousands, except per share data)

amount equal to the market value of the number of shares of Company common stock the limited partner would have received if the Company chose to purchase the units for common stock. During 2011, 61,153 Common OP Units of limited partnership interest were redeemed for common shares of SHI. During 2010 and 2012, no Common OP Units were redeemed for common shares of SHI. Supertel offered to each of the Preferred OP Unit holders the option to extend until October 24, 2012 their right to have units redeemed at $10 per unit. In October 2012 and 2011, 11,424 and 39,611 units, respectively were redeemed at $10 each. No SLP preferred operating units were outstanding as of December 31, 2012.

On December 30, 2005 the Company offered and sold 1,521,258 shares of 8% Series A preferred stock. The shares were sold for $10.00 per share and bear a liquidation preference of $10.00 per share. At December 31, 2012, 2011 and 2010, 803,270 shares each year of Series A preferred stock remained outstanding.

Dividends on the Series A preferred stock are cumulative and are payable monthly in arrears on the last day of each month, at the annual rate of 8% of the $10.00 liquidation preference per share, equivalent to a fixed annual amount of $.80 per share. Dividends on the Series A preferred stock accrue regardless of whether or not the Company has earnings, whether there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Unpaid dividends will accumulate and bear additional dividends at 8%, compounded monthly.

The Series A preferred stock with respect to dividend rights and rights upon the Company’s liquidation, dissolution or winding up, ranks senior to all classes or series of the Company’s common stock, senior or on parity with all other classes or series of preferred stock and junior to all of the Company’s existing and future indebtedness. Upon liquidation all Series A preferred stock will be entitled to $10.00 per share plus accrued but unpaid dividends. The Company will not pay any distributions, or set aside any funds for the payment of distributions, on its common shares unless it has also paid (or set aside for payment) the full cumulative distributions on the preferred shares for the current and all past dividend periods. The outstanding preferred shares do not have any maturity date, and are not subject to mandatory redemption.

The Series A preferred stock had no conversion rights, the former conversion rights of the Series A preferred stock were cancelled as of February 20, 2009.

The Series A preferred stock will be redeemable on or after January 1, 2009 for cash, at the Company’s option, in whole or from time to time in part, at $10.00 per share, plus accrued and unpaid dividends to the redemption date.

On May 10, 2010, the Company consummated the sale of 74,850 shares of its common stock and 37,425 warrants to purchase up to an additional 37,425 shares of the Company’s common stock for aggregate gross proceeds of $1.0 million, pursuant to the terms of a Private Placement Memorandum with accredited investors as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended. The warrants are exercisable for a period of three years from the date of issuance at an exercise price of $20.

During 2010 the Company sold 39,548 shares of common stock using a Standby Equity Distribution Agreement. Net proceeds of $480 were used for corporate purposes.

On March 29, 2011, the Company entered into an equity distribution agreement with JMP Securities LLC (“JMP”) pursuant to which the Company may offer and sell up to 250,000 shares of common stock from time to time through JMP. Sales of shares of the Company common stock, if any, under the agreement may be made in negotiated transactions or other transactions that are deemed to be “at the market” offerings, including sales made directly on the Nasdaq Global Market or sales made to or through a market maker other than on an exchange. The common stock will be sold pursuant to the Company’s registration statement on Form S-3 (333-170756). The Company sold through JMP, as its agent, an aggregate of 11,466 shares of common stock in 2011 and 8,125 shares of common stock in the fourth quarter of 2011, pursuant to ordinary brokers’ transactions on the Nasdaq Global

Supertel Hospitality, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2012, 2011 and 2010

(Dollars in thousands, except per share data)

Market. Gross proceeds in 2011 were $97, commissions to agent were $5, other miscellaneous expenses were $3, and net proceeds to the Company were $89. Gross proceeds in the fourth quarter of 2011 were $53, commissions to agent were $3 and net proceeds to Company were $50.

The Company also has Series B preferred stock (see Note 10) and Series C convertible preferred stock (see Note 13), outstanding.

Note 13.	Series C Convertible Preferred Stock

The Company entered into a Purchase Agreement dated November 16, 2011 for the issuance and sale of Supertel’s Series C convertible preferred stock and warrants under a private transaction to Real Estate Strategies, L.P. (“RES”). On January 31, 2012 at a special meeting, the shareholders of Supertel, by the requisite vote, approved the issuance and sale of up to 3,000,000 shares of the Series C convertible preferred stock of Supertel, up to 30,000,000 shares of common stock of Supertel which may be issued upon conversion of the Series C convertible preferred stock, and warrants to purchase up to an additional 30,000,000 shares of common stock, to RES pursuant to the Purchase Agreement. In two closings on February 1, 2012 and February 15, 2012, the Company completed the sale to RES of 3,000,000 shares of Series C convertible preferred stock and warrants to purchase 30,000,000 shares of common stock at an exercise price of $1.20 per common share. In connection with the one-for-eight reverse split, the aggregate number of shares of common stock issuable upon the exercise of the warrants was decreased from 30,000,000 shares to 3,750,000 shares. The exercise price of the warrants was increased from $1.20 per share of common stock to $9.60 per share.

Each share of Series C convertible preferred stock is entitled to a dividend of $0.625 per year payable in equal quarterly dividends. Each share of Series C convertible preferred stock has a liquidation preference of $10.00 per share, in cash, plus an amount equal to any accrued and unpaid dividends. With respect to dividend rights and rights upon the Company’s liquidation, dissolution or winding up, the Series C convertible preferred stock ranks: (a) on parity with the Series A preferred stock and Series B preferred stock and other future series of preferred stock designated to rank on parity, and (b) senior to the common stock and other future series of preferred stock designated to rank junior, and (c) junior to the Company’s existing and future indebtedness.

The Series C convertible preferred stock, at the option of the holder, is convertible at any time into common stock at a conversion price of $8.00 for each share of common stock, which is equal to the rate of 1.25 shares of common stock for each share of Series C convertible preferred stock. A holder of Series C convertible preferred stock will not have conversion rights to the extent the conversion would cause the holder and its affiliates to beneficially own more than 34% of voting stock (the “Beneficial Ownership Limitation”). “Voting stock” means capital stock having the power to vote generally for the election of directors of the Company.

The Series C convertible preferred stock will vote with the common stock as one class, subject to certain voting limitations. For any vote, the voting power of the Series C convertible preferred stock will be equal to the lesser of: (a) 0.78625 vote per share, or (b) an amount of votes per share such that the vote of all shares of Series C convertible preferred stock in the aggregate equal 34% of the combined voting power of all the Company voting stock, minus an amount equal to the number of votes represented by the other shares of voting stock beneficially owned by RES and its affiliates (the “Voting Limitation”).

As long as RES has the right to designate two or more directors to the Company Board of Directors pursuant to the Directors Designation Agreement, the following requires the approval of RES and IRSA Inversiones y Representaciones Sociedad Anónima (“IRSA”):

•	the merger, consolidation, liquidation or sale of substantially all of the assets of the Company;

•	the sale by the Company of common stock or securities convertible into common stock equal to 20% or more of the outstanding common stock or voting stock; or

•

any Company transaction of more than $120,000 in which any of its directors or executive officers or any member of their immediate family will have a material interest, exclusive of employment compensation and interests arising solely from the ownership of the Company equity securities if all holders of that class of equity securities receive the same benefit on a pro rata basis.

Supertel Hospitality, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2012, 2011 and 2010

(Dollars in thousands, except per share data)

Note 14.	Stock-Based Compensation

Upon initial issuance of stock options on May 25, 2006, the Company adopted the provisions of FASB ASC 718-10-30 Compensation – Stock Compensation – Overall – Initial Measurement, which requires the measurement and recognition of compensation expense for all share-based payment awards to employees and directors based on estimated fair values.

The Company has a 2006 Stock Plan (the “Plan”) which has been approved by the Company’s shareholders. The Plan authorizes the grant of stock options, stock appreciation rights, restricted stock and stock bonuses for up to 62,500 shares of common stock. At the annual shareholders meeting on May 22, 2012, the shareholders of the Company approved an amendment which (a) removed the restrictions in the Plan that prohibit more than 20% of the awards being given to any one participant or to the independent directors as a group, or prohibiting more than 20% of the awards being made in restricted stock or bonus shares, and (b) increased the number of shares available under the Plan from 37,500 shares to 62,500 shares.

Options

As of December 31, 2012, 27,875 stock options have been awarded under the Plan. The exercise price is equal to the average of the high and low sales price of the stock as reported on the National Association of Securities Dealers Automated Quotation system (NASDAQ) on the grant date. A total of 27,875 shares of common stock have been reserved for issuance pursuant to the Plan with respect to the granted options. As of December 31, 2012, the total unrecognized compensation cost related to non-vested stock options awards was $15, which is expected to be recognized over the next six months. During 2012 and 2010 the Company’s options granted were 5,625 and 11,875, respectively, with a weighted average grant date fair value per option of $3.12 and $2.80, respectively. The total intrinsic value of options exercised was $0 for all three fiscal years 2012, 2011 and 2010. The closing market price of our common stock on the last day of 2012 was $8.16 per share. There is no intrinsic value for the vested options as of December 31, 2012 and 2011. The following table summarizes the options awarded:

	Options Grant Date
	12/04/12	12/05/10
Awarded Options	5,625	11,875
Exercise Price	$7.84	$11.36
Date Vested	06/04/13	06/30/11
Expiration Date	12/4/2016	12/2/2014

The Company records compensation expense for stock options based on the estimated fair value of the options on the date of grant using the Black-Scholes option-pricing model. The Company uses historical data among other factors to estimate the expected price volatility, the expected option life, the dividend rate and expected forfeiture rate. The risk-free rate is based on the U.S. Treasury yield in effect at the time of grant for the estimated life of the option. The following table summarizes the estimates used in the Black-Scholes option-pricing model related to the 2012 and 2010 grants:

	Grant Date
	12/04/12	12/02/10
Volatility	54.00%	50.00%
Expected dividend yield	0.80%	6.33%
Expected term (in years)	4.00	3.79
Risk free interest rate	0.49%	1.27%

Supertel Hospitality, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2012, 2011 and 2010

(Dollars in thousands, except per share data)

The following table summarizes the Company’s activities with respect to its stock options for the year ended December 31, 2012 as follows:

	Shares	Weighted- Average Exercise Price	Aggregate Fair Value	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding at December 31, 2011	26,938	$16.06	$76
Granted	5,625	7.84	17
Exercised	—	—	—
Forfeited or expired	4,688	36.13	15

Outstanding at December 31, 2012	27,875	$11.03	$78	$1.92	$—

Exercisable at December 31, 2012	22,250	$11.83	$61	$1.41	$—

Non Vested Share Awards

On May 22, 2012 share awards totaling 5,625 shares were made to two executive officers of the Company in accordance with the Plan at a grant date price of $7.84. The shares vest based on continued employment of the executive, and the restrictions lapse in 50% increments on each of the first and second anniversary of issuance. The Company recognized $12 of non-cash compensation for the year ended December 31, 2012, related to this non-vested stock.

As of December 31, 2012 the total unrecognized compensation cost related to non-vested stock awards was $29 and is expected to be recognized over the next seventeen months.

Investment Committee Share Compensation

In March 2012 the Board of Directors approved the recommendation by the Compensation Committee that the independent directors serving as members of the Investment Committee receive their monthly Investment Committee fees in the form of shares of the Company’s Common Stock issued under the 2006 Stock Plan, priced as the average of the closing price of the stock for the first 20 trading days for the calendar year. The shares issued to the independent directors of the Investment Committee for the twelve months ended December 31, 2012 was 3,819.

Share-Based Compensation Expense

The expense recognized in the consolidated financial statements for the share-based compensation related to employees and directors for the years ended December 31, 2012, 2011 and 2010 was $44, $29 and $30, respectively. At December 31, 2012, we had unrecognized compensation expense, net of estimated forfeitures, related to non-vested stock awards in the amount of $44. This expense is expected to be recognized over the first 5.5 months of 2013. The amount related to non-vested stock options awards was $15, which is expected to be recognized over the first six months of 2013. We recognize compensation expense using the straight-line method over the vesting period.

Supertel Hospitality, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2012, 2011 and 2010

(Dollars in thousands, except per share data)

Note 15.	Supplementary Data

The following tables present our unaudited quarterly results of operations for 2012 and 2011:

	Quarters Ended (unaudited)
	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012	YTD 2012

2012
Revenues	$12,719	$17,296	$18,528	$14,617	$63,160
Expenses	13,119	14,843	15,938	14,394	58,294

Earnings (loss) before net gains (losses) on disposition of assets, other income, interest expense and income taxes	(400)	2,453	2,590	223	4,866

Net gain (losses) on dispositions of assets	(3)	(3)	13	(4)	3
Other income (loss)	(1,212)	872	(1,137)	1,333	(144)
Interest	(1,528)	(1,480)	(1,431)	(1,606)	(6,045)
Impairment recoveries (losses)	266	(2,736)	—	—	(2,470)
Termination cost	—	—	—	—	—

Earnings (loss) from continuing operations before income taxes	(2,877)	(894)	35	(54)	(3,790)

Income tax expense (benefit)	(363)	398	318	6,085	6,438

Loss from continuing operations	(2,514)	(1,292)	(283)	(6,139)	(10,228)

Gain (loss) from discontinued operations	(1,457)	3,732	(1,983)	(284)	8

Net earnings (loss)	(3,971)	2,440	(2,266)	(6,423)	(10,220)

Loss attributable to noncontrolling interest	6	(8)	1	11	10

Net income (loss) attributable to controlling interests	(3,965)	2,432	(2,265)	(6,412)	(10,210)

Preferred stock dividends	(657)	(837)	(837)	(838)	(3,169)

Net earnings (loss) available to common shareholders	$(4,622)	$1,595	$(3,102)	$(7,250)	$(13,379)

NET EARNINGS (LOSS) PER COMMON SHARE - BASIC AND DILUTED
EPS from continuing operations	$(1.10)	$(0.74)	$(0.39)	$(2.41)	$(4.64)

EPS from discontinued operations *	$(0.50)	$1.29	$(0.69)	$(0.10)	$0.00

EPS Basic and Diluted *	$(1.60)	$0.55	$(1.08)	$(2.51)	$(4.64)

At the end of the fourth quarter, a valuation allowance of $6,337 was taken against our deferred tax asset, creating an income tax expense for the quarter.

*	Quarterly EPS data does not add to total year, due to rounding

Supertel Hospitality, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2012, 2011 and 2010

(Dollars in thousands, except per share data)

	Quarters Ended (unaudited)
	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011	YTD 2011

2011
Revenues	$12,087	$16,165	$17,553	$13,852	$59,657
Expenses	13,562	14,400	15,081	13,444	56,487

Earnings (losses) before net gains (losses) on disposition of assets, other income, interest expense and income taxes	(1,475)	1,765	2,472	408	3,170

Net gains (losses) on dispositions of assets	(2)	1	1,141	—	1,140
Other income	85	20	2	—	107
Interest	(1,749)	(1,551)	(1,408)	(1,560)	(6,268)
Impairment	—	(2,801)	—	(1,722)	(4,523)

Earnings (loss) from continuing operations before income taxes	(3,141)	(2,566)	2,207	(2,874)	(6,374)

Income tax expense (benefit)	(507)	176	294	(153)	(190)

Earnings (loss) from continuing operations	(2,634)	(2,742)	1,913	(2,721)	(6,184)

Gains (losses) from discontinued operations	(1,077)	(1,370)	(3,317)	(5,529)	(11,293)

Net loss	(3,711)	(4,112)	(1,404)	(8,250)	(17,477)

Loss attributable to noncontrolling interest	11	3	(8)	26	32

Net loss attributable to controlling interests	(3,700)	(4,109)	(1,412)	(8,224)	(17,445)

Preferred stock dividends	(368)	(369)	(369)	(368)	(1,474)

Net loss available to common shareholders	$(4,068)	$(4,478)	$(1,781)	$(8,592)	$(18,919)

NET EARNINGS (LOSS) PER COMMON SHARE - BASIC AND DILUTED
EPS from continuing operations	$(1.04)	$(1.08)	$0.53	$(1.07)	$(2.66)

EPS from discontinued operations *	$(0.38)	$(0.48)	$(1.15)	$(1.92)	$(3.93)

EPS Basic and Diluted *	$(1.42)	$(1.56)	$(0.62)	$(2.99)	$(6.59)

*	Quarterly EPS data does not add to total year, due to rounding

Supertel Hospitality, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2012, 2011 and 2010

(Dollars in thousands, except per share data)

Note 16.	Subsequent Events

On January 10, 2013, the Company obtained a $2.4 million loan from First State Bank in Fremont, Nebraska. The loan is secured by four hotels, bears interest at 5.5%, and matures on September 1, 2016. Proceeds of the loan were used for operations.

On February 13, 2013, the Company sold a Guesthouse Inn in Ellenton, Florida (63 rooms) for $1.26 million, and a Days Inn in Fredericksburg, Virginia (120 rooms) for $2.05 million. Proceeds from the sale of the Days Inn were used to pay off the associated debt, while the remaining proceeds were used for general corporate purposes.

On February 21, 2013, the rate on the $2.9 million balance owed to Elkhorn Valley Bank was dropped from 6.25% to 5.50%.

On August 14, the Company effected a one-for-eight reverse split of the Company’s common stock. Certain amounts in this form 8-K have been retroactively adjusted to reflect the one-for-eight split.

Subsequent to year end, the Company classified an additional seven hotels as held for sale, bringing the total hotels held for sale to 29.

Supertel Hospitality, Inc. and Subsidiaries

SCHEDULE III – REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2012, 2011 and 2010

		Initial Cost		Additions, (Dispositions), (Impairments), Subsequent to Acquisition		Gross Amount at December 31, 2012
Hotel and Location	Encumbrance	Land	Buildings & Improvements	Land	Buildings & Improvements	Land	Buildings & Improvements	Accumulated Depreciation	Net Book Value

Comfort Inn
Chambersburg, Pennsylvania	MS	89,000	2,346,362	—	386,713	89,000	2,733,075	(1,250,593)	1,571,482
Culpeper, Virginia	MS	182,264	2,142,652	—	633,425	182,264	2,776,077	(1,272,318)	1,686,023
Farmville, Virginia	MS	253,618	2,162,087	—	617,576	253,618	2,779,663	(1,458,858)	1,574,423
Morgantown, West Virginia	MS	398,322	3,853,651	—	1,066,039	398,322	4,919,690	(2,470,535)	2,847,477
New Castle, Pennsylvania	MS	56,648	4,101,254	—	765,950	56,648	4,867,204	(2,165,694)	2,758,158
Princeton, West Virginia	MS	387,567	1,774,501	—	733,503	387,567	2,508,004	(1,395,905)	1,499,666
Rocky Mount, Virginia	MS	193,841	2,162,429	—	224,108	193,841	2,386,537	(1,212,249)	1,368,129
Solomons, Maryland	GE	2,303,990	2,988,255	—	2,074,407	2,303,990	5,062,662	(3,034,274)	4,332,378
Fayetteville, North Carolina	CITI	725,000	3,910,514	—	572,683	725,000	4,483,197	(1,392,687)	3,815,510
Fayetteville Car Wash, North Carolina	CITI	—	164,128	—	8,707	—	172,835	(70,410)	102,425
Erlanger, Kentucky	SOLD	750,000	2,822,201	(750,000)	(2,822,201)	—	—	—	—
Alexandria, Virginia	WA BMI	2,500,000	9,373,060	—	1,764,097	2,500,000	11,137,157	(2,513,396)	11,123,761
Glasgow, Kentucky	GE 3CI	500,000	2,456,305	—	613,344	500,000	3,069,649	(671,931)	2,897,718

Super 8
Creston, Iowa	MS	56,000	840,580	89,607	2,405,831	145,607	3,246,411	(1,963,703)	1,428,315
Columbus, Nebraska	GWB	51,716	571,178	51,667	739,793	103,383	1,310,971	(912,864)	501,490
O’Neill, Nebraska	MS	75,000	667,074	46,075	1,165,880	121,075	1,832,954	(1,133,375)	820,654
Omaha, Nebraska	GWB	164,034	1,053,620	—	1,304,695	164,034	2,358,315	(1,705,227)	817,122
Lincoln, Nebraska (West “O”)	SOLD	139,603	1,234,988	(139,603)	(1,234,988)	—	—	—	—
Lincoln, Nebraska (Cornhusker)	GWB	226,174	1,068,520	271,817	1,942,999	497,991	3,011,519	(1,979,398)	1,530,112
Keokuk, Iowa	MS	55,000	642,783	71,175	654,675	126,175	1,297,458	(973,546)	450,087
Iowa City, Iowa	MS	227,290	1,280,365	—	642,831	227,290	1,923,196	(1,471,711)	678,775
Omaha, Nebraska (Ak-sar-ben)	SOLD	203,453	1,054,497	(203,453)	(1,054,497)	—	—	—	—
Kirksville, Missouri	GWB	151,225	830,457	—	416,438	151,225	1,246,895	(887,261)	510,859
Burlington, Iowa	MS	145,000	867,116	—	374,847	145,000	1,241,963	(906,398)	480,565
Sedalia, Missouri	SOLD	185,025	917,809	(185,025)	(917,809)	—	—	—	—
Hays, Kansas	GWB	317,762	1,133,765	19,519	533,276	337,281	1,667,041	(1,211,545)	792,777
Moberly, Missouri	GWB	60,000	1,075,235	—	482,308	60,000	1,557,543	(1,139,417)	478,126
Pittsburg, Kansas	MS	130,000	852,131	—	381,046	130,000	1,233,177	(895,673)	467,504
Manhattan, Kansas	GWB	261,646	1,254,175	(10,000)	695,906	251,646	1,950,081	(1,301,759)	899,968
Clinton, Iowa	SOLD	135,153	805,067	(135,153)	(805,067)	—	—	—	—
Mt. Pleasant, Iowa	MS	85,745	536,064	21,508	602,620	107,253	1,138,684	(766,347)	479,590
Wichita, Kansas	SOLD	435,087	1,806,979	(435,087)	(1,806,979)	—	—	—	—
Pella, Iowa	NON	61,853	664,610	—	206,528	61,853	871,138	(572,039)	360,952
Storm Lake, Iowa	MS	90,033	819,202	41,344	653,645	131,377	1,472,847	(912,632)	691,592
West Plains, Missouri	GWB	112,279	861,178	—	279,120	112,279	1,140,298	(733,858)	518,719
Jefferson City, Missouri	GWB	264,707	1,206,886	—	457,832	264,707	1,664,718	(1,087,956)	841,469
El Dorado, Kansas	SOLD	96,764	418,333	(96,764)	(418,333)	—	—	—	—
Wayne, Nebraska	GWB	79,127	685,135	—	268,711	79,127	953,846	(557,278)	475,695
Batesville, Arkansas	GWB	81,483	811,371	—	301,439	81,483	1,112,810	(675,935)	518,358
Fayetteville, Arkansas	SOLD	255,731	1,549,271	(255,731)	(1,549,271)	—	—	—	—
Omaha, Nebraska (West Dodge)	GWB	593,518	1,758,275	(39,599)	396,852	553,919	2,155,127	(1,249,418)	1,459,628
Watertown, South Dakota	SOLD	51,237	1,296,312	(51,237)	(1,296,312)	—	—	—	—
Norfolk, Nebraska	NON	226,971	1,587,581	—	609,375	226,971	2,196,956	(1,169,932)	1,253,995
Muscatine, Iowa	SOLD	204,890	1,616,090	(204,890)	(1,616,090)	—	—	—	—
Fort Madison, Iowa	GWB	104,855	871,075	—	280,892	104,855	1,151,967	(659,735)	597,087
Portage, Wisconsin	MS	203,032	1,839,321	—	363,640	203,032	2,202,961	(1,150,349)	1,255,644
Antigo, Wisconsin	SOLD	234,605	1,485,579	(234,605)	(1,485,579)	—	—	—	—
Shawano, Wisconsin	NON	244,935	1,672,123	(38,916)	94,168	206,019	1,766,291	(985,063)	987,247

Supertel Hospitality, Inc. and Subsidiaries

SCHEDULE III – REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2012, 2011 and 2010

		Initial Cost		Additions, (Dispositions), (Impairments), Subsequent to Acquisition		Gross Amount at December 31, 2010
Hotel and Location	Encumbrance	Land	Buildings & Improvements	Land	Buildings & Improvements	Land	Buildings & Improvements	Accumulated Depreciation	Net Book Value

Super 8 - continued
Tomah, Wisconsin	GWB	211,975	2,079,714	(59,834)	467,911	152,141	2,547,625	(1,317,439)	1,382,327
Menomonie, Wisconsin	MS	451,520	2,398,446	—	407,759	451,520	2,806,205	(1,356,740)	1,900,985
Clarinda, Iowa	GWB	75,000	1,276,923	—	201,947	75,000	1,478,870	(394,743)	1,159,127
Billings, Montana	GE MOA	518,000	4,807,220	—	210,517	518,000	5,017,737	(966,355)	4,569,382
Boise, Idaho	GE MOA	612,000	5,709,976	(308,414)	(2,947,459)	303,586	2,762,517	(348,670)	2,717,433
Columbus, Georgia	GE MOA	441,000	4,173,299	(223,155)	(1,999,458)	217,845	2,173,841	(369,706)	2,021,980
Terre Haute, Indiana	GE MOA	547,000	4,976,600	(314,145)	(2,642,433)	232,855	2,334,167	(508,031)	2,058,991
Green Bay, Wisconsin	GE-GB	570,000	2,784,052	(16,031)	109,114	553,969	2,893,166	(502,548)	2,944,587

Sleep Inn
Omaha, Nebraska	EVB	400,000	3,275,773	(47,816)	284,885	352,184	3,560,658	(1,088,062)	2,824,780
Louisville, Kentucky	GE LSI	350,000	1,288,002	(26,145)	461,091	323,855	1,749,093	(534,142)	1,538,806

Harlan, Kentucky	GE	—	2,949,276	—	955,581	—	3,904,857	(1,780,783)	2,124,074

Quality Inn
Danville, Kentucky	MS	155,717	2,971,403	—	858,959	155,717	3,830,362	(1,910,832)	2,075,247
Minocqua, Wisconsin	GWB	214,505	1,458,389	—	365,371	214,505	1,823,760	(881,971)	1,156,294
Sheboygan, Wisconsin	GWB	286,970	1,716,782	—	421,281	286,970	2,138,063	(1,111,496)	1,313,537

Hampton Inn
Cleveland, Tennessee	MS	212,914	2,370,499	—	1,058,857	212,914	3,429,356	(1,839,626)	1,802,644
Shelby, North Carolina	MS	253,921	2,782,042	—	1,179,498	253,921	3,961,540	(2,300,003)	1,915,458

Comfort Suites
Dover, Delaware	SOLD	337,113	5,179,187	(337,113)	(5,179,187)	—	—	—	—
Ft. Wayne, Indiana	CITI	1,200,000	4,803,605	—	1,373,853	1,200,000	6,177,458	(1,745,991)	5,631,467
Lafayette, Indiana	CITI	850,000	3,473,808	—	621,693	850,000	4,095,501	(1,095,641)	3,849,860
Marion, Indiana	CITI	430,000	1,945,383	—	776,513	430,000	2,721,896	(771,174)	2,380,722
South Bend, Indiana	GE SB	500,000	11,512,314	(196,456)	1,090,468	303,544	12,602,782	(2,721,353)	10,184,973
Warsaw, Indiana	CITI	650,000	2,500,570	—	544,876	650,000	3,045,446	(771,027)	2,924,419
Louisville, Kentucky	GE 3CI	500,000	2,186,715	(84,684)	525,270	415,316	2,711,985	(865,288)	2,262,013

Ramada Ltd
Ellenton, Florida	SOLD	546,945	2,293,464	(546,945)	(2,293,464)	—	—	—	—

Guest House Inn
Ellenton, Florida	NON	290,373	2,102,371	(82,210)	(759,314)	208,163	1,343,057	(372,047)	1,179,173
Jackson, Tennessee	SOLD	261,506	3,430,541	(261,506)	(3,430,541)	—	—	—	—

Baymont Inn
Brooks, Kentucky	GE 3CI	500,000	2,008,474	(212,952)	(513,845)	287,048	1,494,629	(421,891)	1,359,786

Days Inn
Farmville, Virginia	MS	384,591	1,967,727	—	464,888	384,591	2,432,615	(1,251,933)	1,565,273
Alexandria, Virginia	WA BMI	2,500,000	6,544,271	—	1,746,033	2,500,000	8,290,304	(2,048,496)	8,741,808
Fredericksburg South, Virginia	WA BMI	1,510,000	1,786,979	(878,602)	(470,659)	631,398	1,316,320	(298,922)	1,648,796
Shreveport, Louisiania	WA BMI	1,250,000	2,964,484	(647,441)	(717,097)	602,559	2,247,387	(731,655)	2,118,291
Bossier City, Louisiania	GWB	1,025,000	5,117,686	(251,463)	(591,705)	773,537	4,525,981	(808,564)	4,490,954
Fredericksburg North, Virginia	EVB	650,000	3,142,312	(370,351)	(867,283)	279,649	2,275,029	(627,222)	1,927,456
Ashland, Kentucky	GE 2DI	320,000	1,303,003	—	422,781	320,000	1,725,784	(465,331)	1,580,453

Supertel Hospitality, Inc. and Subsidiaries

SCHEDULE III – REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2012, 2011 and 2010

		Initial Cost		Additions, (Dispositions), (Impairments), Subsequent to Acquisition		Gross Amount at December 31, 2010
Hotel and Location	Encumbrance	Land	Buildings & Improvements	Land	Buildings & Improvements	Land	Buildings & Improvements	Accumulated Depreciation	Net Book Value

Days Inn - continued
Glasgow, Kentucky	GE 2DI	425,000	2,206,805	—	198,852	425,000	2,405,657	(456,082)	2,374,575
Sioux Falls, Airport	GE SF	—	2,397,714	—	245,396	—	2,643,110	(543,167)	2,099,943
Sioux Falls, Empire	GE SF	480,000	1,988,692	—	270,347	480,000	2,259,039	(474,216)	2,264,823

Extended Stay-Savannah Suites
Atlanta, Georgia	GE PINE *	1,865,000	3,997,960	(981,833)	(1,837,929)	883,167	2,160,031	(500,804)	2,542,394
Augusta, Georgia	GE SS	750,000	3,816,246	—	241,738	750,000	4,057,984	(907,269)	3,900,715
Chamblee, Georgia	GE SS	1,650,000	3,563,648	—	157,649	1,650,000	3,721,297	(876,859)	4,494,438
Greenville, South Carolina	GE SS	550,000	3,408,375	(255,316)	(1,506,296)	294,684	1,902,079	(371,398)	1,825,365
Jonesboro, Georgia	GE SS	875,000	2,978,463	(394,903)	(1,268,474)	480,097	1,709,989	(331,356)	1,858,730
Savannah, Georgia	GE SS	1,250,000	4,052,678	(535,827)	(1,784,141)	714,173	2,268,537	(300,015)	2,682,695
Stone Mountain, Georgia	GE SS	725,000	3,840,600	(258,650)	(1,433,564)	466,350	2,407,036	(350,681)	2,522,705

Supertel Inn
Creston, Iowa	GWB	234,866	2,708,224	—	19,994	234,866	2,728,218	(769,972)	2,193,112

Key West Inns
Key Largo, Florida	MS	339,425	3,238,530	—	1,316,757	339,425	4,555,287	(2,116,869)	2,777,843

Masters
Columbia-I26, South Carolina	GE Masters	450,000	1,395,861	(199,104)	(400,906)	250,896	994,955	(166,255)	1,079,596
Columbia-Knox Abbot Dr, South Carolina	GE Masters	—	1,474,612	—	(673,714)	—	800,898	(253,048)	547,850
Charleston North, South Carolina	GE Masters	700,000	2,895,079	(457,936)	(1,473,085)	242,064	1,421,994	(298,258)	1,365,800
Garden City, Georgia	GE Masters	570,000	2,443,603	(332,371)	(1,033,992)	237,629	1,409,611	(249,741)	1,397,499
Tampa East, Florida	GE Masters	192,416	3,413,132	(132,881)	(2,253,182)	59,535	1,159,950	(303,985)	915,500
Tampa Fairgrounds, Florida	SOLD	580,000	3,018,614	(580,000)	(3,018,614)	—	—	—	—
Tuscaloosa, Alabama	GE Masters	740,000	4,025,844	(498,741)	(2,199,370)	241,259	1,826,474	(333,332)	1,734,401

Hilton Garden Inn
Dowell, Maryland	CAN	1,400,000	9,815,044		334,247	1,400,000	10,149,291	(184,024)	11,365,267

Subtotal Hotel Properties		47,133,940	255,853,158	(11,660,177)	(13,252,813)	35,473,763	242,600,345	(87,906,282)	190,167,826
Construction in Progress		—	—	—	794,419	—	794,419	—	794,419
Office building		68,765	1,516,627	(68,765)	(895,633)	—	620,994	(492,626)	128,368

Total		$47,202,705	$257,369,785	$(11,728,942)	$(13,354,027)	$35,473,763	$244,015,758	$(88,398,908)	$191,090,613

*	Atlanta Land includes value of land lease

Supertel Hospitality, Inc. and Subsidiaries

SCHEDULE III – REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2012, 2011 and 2010

Encumbrance codes refer to the following lenders:

MS	Morgan Stanley	EVB	Elkhorn Valley Bank
GWB	Great Western Bank	CITI	Citigroup Global Markets Realty
GE SB	GE Franchise Finance	GE	GE Franchise Finance
GE SS	GE Franchise Finance	CAN	Cantor
GE Pine	GE Franchise Finance	GE MOA	GE Franchise Finance
GE Masters	GE Franchise Finance	GE SF	GE Franchise Finance
GE GB	GE Franchise Finance	GE 3CI	GE Franchise Finance
GE LSI	GE Franchise Finance	GE 2 DI	GE Franchise Finance
NON	Unencumbered

Supertel Hospitality, Inc. and Subsidiaries

NOTES TO SCHEDULE III – REAL ESTATE AND ACCUMULATED DEPRECIATION

AS OF DECEMBER 31, 2012

	ASSET BASIS	Total

(a)	Balance at January 1, 2010	$359,692,400

	Additions to buildings and improvements	$4,344,356
	Disposition of buildings and improvements	(17,101,252)
	Impairment loss	(8,555,306)

	Balance at December 31, 2010	$338,380,198

	Additions to buildings and improvements	$4,963,538
	Disposition of buildings and improvements	(16,983,570)
	Impairment loss	(19,207,224)

	Balance at December 31, 2011	$307,152,942

	Additions to buildings and improvements	$17,168,418
	Disposition of buildings and improvements	(32,488,064)
	Impairment loss	(12,343,775)

	Balance at December 31, 2012	$279,489,521

	ACCUMULATED DEPRECIATION	Total

(b)	Balance at January 1, 2010	$93,961,656

	Depreciation for the period ended December 31, 2010	$11,710,060
	Depreciation on assets sold or disposed	(7,168,962)
	Impairment loss	(356,732)

	Balance at December 31, 2010	$98,146,022

	Depreciation for the period ended December 31, 2011	$9,996,077
	Depreciation on assets sold or disposed	(5,324,345)
	Impairment loss	(4,899,083)

	Balance at December 31, 2011	$97,918,671

	Depreciation for the period ended December 31, 2012	$8,787,781
	Depreciation on assets sold or disposed	(16,135,646)
	Impairment loss	(2,171,898)

	Balance at December 31, 2012	$88,398,908

(c)	The aggregate cost of land, buildings, furniture and equipment for Federal income tax purposes is approximately $321 million (unaudited).

(d)	Depreciation is computed based upon the following useful lives:

Buildings and improvements	15 - 40 years
Furniture and equipment	3 - 12 years

The Company has mortgages payable on the properties as noted. Additional mortgage information can be found in Note 7 to the consolidated financial statements.